Exhibit 2.1

STOCK PURCHASE AGREEMENT

dated as of August 6, 2020

by and among

INTERCONTINENTAL EXCHANGE, INC.,

ELLIE MAE PARENT, LP

and

ELLIE MAE INTERMEDIATE HOLDINGS I, INC.

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Table of Contents (cont'd)

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Table of Contents (cont'd)

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Exhibits

Exhibit A – Form of FIRPTA Certificate

Exhibit B – Rules of Engagement for Valuation Firm

Exhibit C – Form of Non-Solicitation and Confidentiality Agreement

Exhibit D – Form of Registration Rights Agreement

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of August 6, 2020 (this "Agreement"), is entered into by and among Intercontinental Exchange, Inc., a Delaware corporation (the "Purchaser"), Ellie Mae Intermediate Holdings I, Inc., a Delaware corporation (the "Company"), and Ellie Mae Parent, LP, a Delaware limited partnership (the "Seller"). Certain defined terms used herein have the meanings set forth in Section 10.15.

W I T N E S S E T H

WHEREAS, the Seller owns all of the issued and outstanding Company Class A Common Stock and Company Class B Common Stock (collectively, the "Company Shares");

WHEREAS, Ellie Mae is an indirect wholly-owned Subsidiary of the Company; and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, all of the Company Shares held by the Seller (the "Purchased Shares") for the consideration described herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Purchaser, the Company and the Seller (each a "Party" and, collectively, the "Parties") hereby agree as follows:

Article I

Purchase and Sale of Stock

Section 1.1            Purchase and Sale of Stock. Upon and subject to the terms and conditions set forth in this Agreement, at the Closing, the Purchaser shall purchase and acquire, and the Seller shall sell, assign, transfer and convey to the Purchaser, the Purchased Shares, free and clear of all Liens (other than applicable federal and state securities Laws restrictions). As consideration for the Purchased Shares, upon and subject to the terms and conditions set forth in this Agreement, at the Closing, the Purchaser shall pay or issue (as applicable) to the Seller, in the manner described herein, the Closing Cash Purchase Price and the Closing Stock Consideration and make the other payments to be made by it pursuant to Section 1.3.

Section 1.2            Closing. The closing of the Transactions (the "Closing") shall take place via the electronic exchange of documents and signature pages on the fourth Business Day following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver at the Closing of those conditions), or on or at such other date, time or place as is agreed to in writing by the Purchaser and the Seller; provided that, notwithstanding the foregoing, in no event shall the Closing take place prior to the Inside Date without the prior written consent of the Purchaser and the Seller. The date on which the Closing occurs is referred to herein as the "Closing Date."

Section 1.3            Closing Deliveries and Payments. At the Closing, on the terms and subject to the conditions set forth in this Agreement:

(a)            Payment of Closing Cash Purchase Price. The Purchaser shall pay, or cause to be paid, to the Seller the Closing Cash Purchase Price, by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller to the Purchaser at least two Business Days prior to the Closing Date.

(b)            Issuance of Closing Stock Consideration. The Purchaser shall issue and deliver to the Seller the Closing Stock Consideration, fully paid and non-assessable and free and clear of all Liens, other than restrictions on transfer imposed by applicable federal and state securities Laws and under the Registration Rights Agreement. The Purchaser shall deliver to the Seller evidence of the issuance of the Closing Stock Consideration in book-entry form (or, at the Seller's election, physical share certificates representing the Closing Stock Consideration). The Purchaser shall cause its transfer agent to take such actions as are necessary or advisable to give effect to the issuance of the Closing Stock Consideration at the Closing.

(c)            Payment of Seller Reserve Fund. The Purchaser shall pay, or cause to be paid, to the Seller the Seller Reserve Fund, by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller to the Purchaser at least two Business Days prior to the Closing Date.

(d)            Transfer Documents. The Seller shall deliver, or cause to be delivered, to the Purchaser certificate(s) representing all of the Purchased Shares, duly endorsed (or accompanied by duly executed transfer powers) for transfer to the Purchaser.

(e)            Paying Agent.

(i)            The Purchaser shall deliver to the Seller a duly executed counterpart signature page to the Paying Agent Agreement.

(ii)           The Seller shall, and shall cause the Paying Agent to, deliver to the Purchaser a copy of the Paying Agent Agreement, duly executed by the Seller and the Paying Agent.

(f)             Transaction Expenses Payment. The Purchaser shall pay, or cause to be paid, on behalf of the Seller, the Company and its Subsidiaries, as applicable, all Estimated Transaction Expenses in accordance with the Closing Statement by wire transfer of immediately available funds to the account(s) as may be specified in the Closing Statement or by such other method of payment as may be specified therein, in each case, against receipt by the Company, if so requested by the Purchaser, of invoices from the recipient(s) of such payments.

(g)            Indebtedness Payment. The Purchaser shall pay, or cause to be paid, on behalf of the Seller, the Company and its Subsidiaries, as applicable, all Indebtedness set forth on Section 1.3(g) of the Disclosure Schedule (and have any liens securing such Indebtedness released upon such payment) in accordance with the payoff letter relating to such Indebtedness delivered to the Purchaser prior to the Closing Date.

(h)            FIRPTA Certificate. The Company shall deliver to the Purchaser, in substantially the form attached hereto as Exhibit A, a certificate stating that the Company is not and has not been a U.S. real property holding corporation as defined in Section 897(c) of the Code for the period described in Section 897(c)(1)(A)(ii) of the Code together with a notice that the Purchaser may provide or cause to be provided to the IRS in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2); provided, however, that if the Purchaser does not receive the certificate and materials necessary for filing of the notice as described above on or prior to the Closing, the Purchaser's sole remedy shall be to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

(i)             Resignations. The Company shall deliver to the Purchaser resignations (effective as of the Closing) from the directors and the officers (with respect to their positions as such and not with respect to their employment) of the Acquired Companies specified by the Purchaser at least three Business Days prior to the Closing Date.

(j)             Non-Solicitation and Confidentiality Agreement. The Seller shall deliver to the Purchaser a copy of the Non-Solicitation and Confidentiality Agreement duly executed by Thoma Bravo Fund XIII, L.P., Thoma Bravo Fund XIII-A, L.P., Thoma Bravo Executive Fund XIII, L.P. and Thoma Bravo, L.P. and the Purchaser shall deliver to the Seller a duly executed counterpart signature page to such Non-Solicitation and Confidentiality Agreement.

(k)            Registration Rights Agreement. The Purchaser shall deliver to the Seller a copy of the Registration Rights Agreement duly executed by the Purchaser, and the Seller shall deliver to the Purchaser a counterpart signature page to such Registration Rights Agreement duly executed by the Seller.

Section 1.4             Seller Reserve Fund. An amount in cash equal to $7,000,000 (the "Seller Reserve Fund") will be withheld from the Base Cash Purchase Price at Closing in accordance with Section 2.1(b) and will be paid by the Purchaser to the Seller pursuant to Section 1.3(c). The Seller Reserve Fund will be retained by or on behalf of the Seller and will be used by the Seller solely to satisfy any potential payments to be made by the Seller hereunder (including with respect to any costs or expenses incurred in connection with the adjustment provisions contained in Section 2.3). The Seller Reserve Fund will be retained by or on behalf of the Seller until such time as the Seller determines in its sole discretion, provided that the Seller Reserve Fund will, at a minimum, be retained until such time as the Final Closing Cash Purchase Price has been determined pursuant to Section 2.3. Until such time, the Seller Reserve Fund will not be permitted to become subject to any Lien or to be used for any purposes other than expressly contemplated by this Section 1.4. For tax purposes, the Seller Reserve Fund will be treated as having been received and voluntarily set aside by the Seller at the time of Closing.

Section 1.5             Withholding. The Purchaser and the Seller will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom pursuant to any Tax Laws; provided that, except (a) in the case of compensatory payments treated as wages for U.S. federal income tax purposes or (b) if the Company fails to timely deliver to the Purchaser the certificate set forth in Section 1.3(h) at or prior to the Closing, if the Purchaser determines that an amount is required to be deducted or withheld, the Purchaser shall (i) at least five Business Days prior to the payment of such amount, provide the Seller with written notice of its intent to deduct and withhold, (ii) cooperate in good faith with the Seller to reduce or eliminate the deduction or withholding of such amount and (iii) provide the Seller a reasonable opportunity to deliver forms or other documentation that would reduce or exempt such amounts from withholding. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Article II

Purchase Price; Post-Closing Adjustment

Section 2.1             Cash Purchase Price.

(a)            At least three Business Days prior to the Closing Date, the Company shall prepare and deliver to the Purchaser a written statement (the "Closing Statement") setting forth:

(i)             the Company's good faith estimates, together with reasonable supporting detail, of (A) the Cash Amount (the "Estimated Cash Amount"), (B) the Indebtedness Amount (the "Estimated Indebtedness Amount"), and (C) the Transaction Expenses (the "Estimated Transaction Expenses");

(ii)            a list of and, as applicable, payment instructions for the payment of, the Estimated Transaction Expenses; and

(iii)           the calculation of the Closing Cash Purchase Price (based on the estimates referenced in Section 2.1(a)(i)).

(b)            For purposes of this Agreement, the term "Closing Cash Purchase Price" means (i) $9,250,000,000 (the "Base Cash Purchase Price"), minus (ii) the Estimated Indebtedness Amount, plus (iii) the Estimated Cash Amount, minus (iv) the Estimated Transaction Expenses, minus (v) the Seller Reserve Fund.

(c)            For purposes of this Agreement, the term "Final Closing Cash Purchase Price" means (i) the Base Cash Purchase Price, minus (ii) the Indebtedness Amount as finally determined pursuant to Section 2.2, plus (iii) the Cash Amount as finally determined pursuant to Section 2.2, minus (iv) the Transaction Expenses, as finally determined pursuant to Section 2.2, minus (v) the Seller Reserve Fund.

Section 2.2             Final Closing Cash Purchase Price.

(a)            As promptly as possible, but in any event within 60 days after the Closing Date, the Purchaser shall deliver to the Seller a statement, together with reasonable supporting detail, showing the Purchaser's good faith calculation of the Cash Amount, Indebtedness Amount and the Transaction Expenses (the "Preliminary Statement"). Notwithstanding anything to the contrary in this Agreement, the Cash Amount, Indebtedness Amount and the Transaction Expenses (including any estimates of the foregoing pursuant to Section 2.1(a)) shall be determined on a consolidated basis in accordance with the definitions set forth herein and with the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Financial Statements and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the Transactions or arising from any act, decision or event occurring on or after the Closing.

(b)            The Seller and its Representatives shall be permitted reasonable access to review and obtain copies of the Company's and its Subsidiaries' books and records and any work papers related to the preparation of the Preliminary Statement and the adjustments contemplated thereby. The Seller and its Representatives may make reasonable inquiries of the Purchaser, the Company and their respective accountants regarding questions or disagreements, and the Purchaser and the Company shall, and shall use their reasonable best efforts to cause any such accountants to, cooperate with and respond to such inquiries. At the request of the Seller, the Company shall make available its and its Subsidiaries' personnel (during normal business hours and without material disruption to the Company's and its Subsidiaries' business) to advise and assist the Seller in its review of the Preliminary Statement and any objections or disputes with respect thereto.

(c)            If the Seller has any objections to the Preliminary Statement, the Seller shall deliver to the Purchaser a statement setting forth its objections thereto (an "Objections Statement"). Any Objection Statement shall: (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include mathematical or clerical errors or good faith disagreements based on the calculation of the Cash Amount, Indebtedness Amount or Transaction Expenses not being calculated in accordance with Section 2.2(a). If an Objections Statement is not delivered to the Purchaser within 30 days after delivery of the Preliminary Statement to the Seller, the Preliminary Statement shall be final, binding and non-appealable by the Parties. The Seller and the Purchaser shall negotiate in good faith to resolve any objections in the Objections Statement, but if and to the extent they do not reach a final resolution within 20 days after the delivery of the Objections Statement, the Seller and the Purchaser shall submit such dispute to the Valuation Firm for resolution. Any further submissions to the Valuation Firm must be written and delivered to each party to the dispute. The Valuation Firm shall make a final determination of the Cash Amount, Indebtedness Amount, Transaction Expenses, and the resulting Final Closing Cash Purchase Price calculated with reference to such amounts (solely to the extent such amounts are in dispute) in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit B. The Parties shall cooperate with the Valuation Firm during the term of its engagement, including by executing a customary engagement letter. The determination of the Cash Amount, Indebtedness Amount, Transaction Expenses and the resulting Final Closing Cash Purchase Price calculated with reference thereto, in each case in the manner contemplated by this Section 2.2, shall become final and binding on the Parties on the date the Valuation Firm delivers its final resolution in writing to the Seller and the Purchaser absent manifest error or fraud. The costs and expenses of the Valuation Firm shall be allocated between the Purchaser, on the one hand, and the Seller, on the other hand, based upon the percentage of the dollar value of the disputed amounts (as submitted to the Valuation Firm) determined in favor of the other party by the Valuation Firm bears to the dollar value contested by such party in the written presentation to the Valuation Firm. For example, if the Seller submits an Objections Statement to the Valuation Firm for $1,000, and if the Purchaser contests to the Valuation Firm only $500 of the amount claimed by the Seller, and if the Valuation Firm ultimately resolves the dispute by awarding the Seller $300 of the $500 contested, then the costs and expenses of the Valuation Firm will be allocated 60% (i.e., 300/500) to the Purchaser and 40% (i.e., 200/500) to the Seller.

Section 2.3             Post-Closing Adjustment Payment.

(a)            If the Final Closing Cash Purchase Price is greater than the Closing Cash Purchase Price, promptly after the date the Final Closing Cash Purchase Price is finally determined pursuant to Section 2.2 (but in any event within three Business Days thereafter), the Purchaser shall pay, or cause to be paid, to the Seller the amount of such excess, by wire transfer of immediately available funds to the account or accounts designated in writing by the Seller to the Purchaser. If the Final Closing Cash Purchase Price is less than the Closing Cash Purchase Price, promptly after the date the Final Closing Cash Purchase Price is finally determined pursuant to Section 2.2 (but in any event within three Business Days thereafter), the Seller will pay from the Seller Reserve Fund to the Purchaser by wire transfer of immediately available funds an amount equal to such shortfall. In no event will the Seller be liable to the Purchaser or its Affiliates under this Section 2.3 for any amount in excess of the Seller Reserve Fund and the Seller Reserve Fund will be the Purchaser's sole source of recourse and recovery hereunder.

(b)            Any amount paid under this Section 2.3 shall be treated as an adjustment to the Closing Cash Purchase Price for Tax purposes, except to the extent otherwise required by applicable Laws.

(c)            For the avoidance of doubt, there shall be no post-Closing adjustment with respect to the Closing Stock Consideration.

Section 2.4            Paying Agent. Prior to the Closing, the Purchaser and the Seller shall designate the Paying Agent to act as agent for the distribution of the Closing Cash Purchase Price and any other amounts payable to the Seller hereunder, in each case in accordance with the Paying Agent Agreement. Unless otherwise specified by the Seller in writing to the Purchaser, all amounts to be paid to the Seller hereunder shall be paid to the Paying Agent for further distribution to the equityholders of the Seller in accordance with the wire and payment instructions provided by the Seller from time to time.

Section 2.5             Changes in Purchaser Common Stock. If, at any time between the date of this Agreement and issuance of the Closing Stock Consideration at the Closing, the outstanding shares of Purchaser Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a subdivision, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other similar change in capitalization (or any record date or ex-dividend date with respect to the foregoing shall have occurred prior to the issuance of the Closing Stock Consideration), the definition of Closing Stock Consideration shall be equitably adjusted to reflect such change and, if such change occurs on or after any date used to calculate the Purchaser Common Stock Price, the Purchaser Common Stock Price shall also be equitably adjusted to reflect such change; provided, that nothing in this Section 2.5 shall be construed to permit the Purchaser to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Article III

Representations and Warranties of the Company

The Company represents and warrants to the Purchaser that, except as set forth in the disclosure schedule delivered to the Purchaser simultaneously with the execution of this Agreement (the "Disclosure Schedule"):

Section 3.1             Organization; Good Standing.

(a)            The Company (i) is a corporation duly organized, validly existing and in good standing pursuant to the General Corporation Law of the State of Delaware; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of "good standing" is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to the Purchaser true, correct and complete copies of the Company Charter Documents, each as amended to date. The Company is not in violation of the Company Charter Documents in any material respect.

(b)            Ellie Mae, Inc. (i) is a corporation duly organized, validly existing and in good standing pursuant to the General Corporation Law of the State of Delaware; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Ellie Mae, Inc. is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of "good standing" is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to the Purchaser true, correct and complete copies of the organizational documents of Ellie Mae, Inc., each as amended to date, and Ellie Mae, Inc. not in violation of such organizational documents in any material respect.

Section 3.2             Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Transactions. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company or its stockholders are necessary to authorize (i) the execution and delivery of this Agreement by the Company; (ii) the performance by the Company of its covenants and obligations hereunder; or (iii) the consummation of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors' rights generally; and (B) is subject to general principles of equity (the "Enforceability Limitations").

Section 3.3             Non-Contravention. Except as set forth on Section 3.3 of the Disclosure Schedule, the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Transactions do not (a) violate or conflict with any provision of the Company Charter Documents; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (c) assuming compliance with the matters referred to in Section 3.4, violate or conflict with any Law applicable to the Company or by which any of its properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Company Material Adverse Effect.

Section 3.4             Requisite Governmental Approvals. No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing, a "Consent") any Governmental Authority or government-sponsored entity that has jurisdiction over the Transactions is required on the part of the Company (a) in connection with the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions, except (i) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws; and (ii) such other Consents the failure of which to obtain would not have a Company Material Adverse Effect.

Section 3.5             Company Capitalization.

(a)            Capital Stock. The authorized capital stock of the Company consists of (i) 250,000 shares of Company Class A Common Stock and (ii) 1,000,000 shares of Company Class B Common Stock. 21,910.4686 shares of Company Class A Common Stock and 197,262.00 shares of Company Class B Common Stock are issued and outstanding, and no shares of Company Shares are held by the Company as treasury shares. All outstanding shares of Company Shares are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b)            Company Securities. Except as set forth in Section 3.5 of the Disclosure Schedule there are (i) other than the Company Shares, no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, "phantom" stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Shares, the "Company Securities"); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. Except as set forth in Section 3.5 of the Disclosure Schedule, the Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Shares. The Company does not have a stockholder rights plan in effect.

(c)            Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

(d)            Ellie Mae Capitalization. Ellie Mae, Inc. is an indirect wholly-owned Subsidiary of the Company. Except as set forth on Section 3.5(d) of the Disclosure Schedule, there are no shares of capital stock of, or other equity interests (such term to be interpreted consistent with the definition of Company Securities and the securities and other instruments described in clause (i) – (v) of Section 3.5(b)) in, Ellie Mae, Inc. issued or outstanding.

Section 3.6             Subsidiaries. Each of the Company's Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of the Company's Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of "good standing" is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. All the outstanding shares of capital stock of, or other equity interests (such term to be interpreted consistent with the definition of Company Securities and the securities and other instruments described in clause (i) – (v) of Section 3.5(b)) in, each such Subsidiary are owned directly or indirectly by the Company free and clear of all Liens other than Permitted Liens, except for such transfer restrictions of general applicability as may be provided under the Securities Act, and other applicable foreign or domestic securities Laws. Except as set forth on Section 3.6 of the Disclosure Schedule, there are (i) no voting trusts, proxies or similar arrangements or understandings with respect to the voting of any shares of capital stock of, or other equity or voting interest in, any of such Subsidiaries; (ii) no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, any of the Company's Subsidiaries; and (iii) no other obligations by any of the Company's Subsidiaries to make any payments based on the price or value of any shares of capital stock of, or other equity interests of any of such Subsidiaries.

Section 3.7             Holding Companies. Except as set forth on Section 3.7 of the Disclosure Schedule, each of the Company, Ellie Mae Intermediate Holdings II, LLC and EM Eagle Purchaser, LLC is a holding company and was incorporated or formed for the sole purpose of acquiring and holding, directly or indirectly, outstanding shares of capital stock of Ellie Mae, and has not (a) owned any material assets other than any shares of capital stock of or units of membership interest or other equity interests in the Acquired Companies, (b) incurred any Indebtedness or other liability or (c) engaged in any commercial business operations, activities or investments other than with respect to ownership of the shares of capital stock of or units of membership interest or other equity interests in the Acquired Companies.

Section 3.8             Financial Statements; Internal Controls.

(a)            Financial Statements. The Company has previously furnished to the Purchaser: (i) the unaudited consolidated balance sheet as of June 30, 2020 of Ellie Mae and the related statement of income for the six-month period then ended and (ii) the audited consolidated balance sheet as of December 31, 2019 (the "Audited Balance Sheet", and the date thereof, the "Balance Sheet Date") and the related consolidated statements of operations and comprehensive loss, stockholder's equity and cash flows of Ellie Mae for the periods from April 17, 2019 through December 31, 2019 and January 1, 2019 through April 16, 2019 (collectively, the "Financial Statements"). The Financial Statements (including any related notes and schedules) have been prepared in accordance with the books of account and other financial records of Ellie Mae, and with GAAP, consistently applied, and present fairly in all material respects the financial condition, cash flows and results of operations of Ellie Mae (taken as whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from year-end adjustments.

(b)            Internal Controls. Each Acquired Company has established and maintains a system of internal accounting controls that are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of such Acquired Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of such Acquired Company are being made only in accordance with appropriate authorizations of such Acquired Company's management and the Seller; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of such Acquired Company. Neither any Acquired Company nor, to the Knowledge of the Company, such Acquired Company's independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by such Acquired Company that has not been subsequently remediated; or (B) any fraud that involves any Acquired Company's management or other employees of the Acquired Companies who have a role in the preparation of financial statements or the internal control over financial reporting utilized by such Acquired Company.

(c)            Indebtedness. Section 3.8(c) of the Disclosure Schedule contains a true, correct and complete list of any Indebtedness of the Acquired Companies in excess of $1,000,000 as of the date hereof.

Section 3.9             No Undisclosed Liabilities. The Acquired Companies have no liabilities of a nature required to be reflected or reserved against on a balance sheet (or the footnotes thereto) prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Audited Balance Sheet; (b) arising pursuant to this Agreement or incurred in connection with the Transactions; (c) incurred in the ordinary course of business on or after the Balance Sheet Date; or (d) that would not have a Company Material Adverse Effect.

Section 3.10          Absence of Certain Changes.

(a)            No Company Material Adverse Effect. Since the Balance Sheet Date through the date hereof, (i) the businesses of the Acquired Companies have been conducted, in all material respects, in the ordinary course of business and (ii) there has not occurred a Company Material Adverse Effect.

(b)            Forbearance. Since March 31, 2020, through the date hereof, except as set forth on Section 3.10(b) of the Disclosure Schedule, the Acquired Companies have not taken any action that would be prohibited by clauses (d) through (u) of Section 6.1 if taken or proposed to be taken after the date hereof.

Section 3.11          Material Contracts.

(a)            List of Material Contracts. Section 3.11(a) of the Disclosure Schedule contains a true, correct and complete list of all Material Contracts to or by which an Acquired Company is a party or is bound as of the date hereof (other than any Material Contracts contemplated by clause (i) of the definition of Material Contract and any Material Contracts listed in Section 3.16(a) of the Disclosure Schedule), and a true, correct and complete copy of each Material Contract has been made available to the Purchaser.

(b)            Validity. Each Material Contract is valid and binding on the Acquired Companies and is in full force and effect (except (x) as limited by the Enforceability Limitations or (y) any Contract that is terminable by any party thereto without penalty on 90 days' or less notice), and neither an Acquired Company nor, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Material Contract, except for such failures to be in full force and effect that would not be material to the Acquired Companies, taken as a whole. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Acquired Companies, or, to the Knowledge of the Company, as of the date of this Agreement, any other party thereto, except for such breaches and defaults that would not be material to the Acquired Companies, taken as a whole.

(c)            Relations with Material Customers and Material Suppliers. To the Knowledge of the Company, since December 31, 2019 to the date hereof, the Company has not received any notice in writing from or on behalf of any Material Customer or Material Supplier indicating that such Material Customer or Material Supplier intends to terminate, or not renew, any Contract with such Material Customer or Material Supplier. None of the Acquired Companies is actively engaged in any material dispute with any Material Customer or Material Supplier and, to the Company's Knowledge, no event has occurred that would have an adverse impact, in any material respect, on the Company's relations with any such Material Customer or Material Supplier.

Section 3.12          Real Property.

(a)            Owned Real Property. Section 3.12(a) of the Disclosure Schedule sets forth the address of each Owned Real Property. With respect to each Owned Real Property: (i) the applicable Acquired Company has good fee simple title to such Owned Real Property, free and clear of all Liens other than Permitted Liens; (ii) except as set forth on Section 3.12(a) of the Disclosure Schedule, no Acquired Company has leased to any Person the right to use or occupy such Owned Real Property; and (iii) other than the right of the Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property. No Acquired Company is a party to any agreement to purchase any real property or interest therein.

(b)            Leased Real Property. Section 3.12(b) of the Disclosure Schedule contains a true, correct and complete list, as of the date hereof, of all of the existing leases, subleases, licenses or other agreements pursuant to which any Acquired Company uses or occupies, or has the right to use or occupy, now or in the future, any real property that provides for payments by any Acquired Company in excess of $3,000,000 per annum (such property, the "Leased Real Property," and each such lease, sublease, license or other agreement, a "Lease"). The Company has made available to the Purchaser true, correct and complete copies of all Leases (including all material modifications, amendments and supplements thereto). With respect to each Lease and except as would not be material to the Acquired Companies, taken as a whole or materially and adversely affect the current use by the Acquired Companies of the Leased Real Property, (i) to the Knowledge of the Company, there are no disputes with respect to such Lease; (ii) no Acquired Company has collaterally assigned or granted any other security interest in such Lease or any interest therein; and (iii) there are no Liens (other than Permitted Liens) on the estate or interest created by such Lease. The Acquired Company has valid leasehold estates in the Leased Real Property, free and clear of all Liens (other than Permitted Liens). Neither an Acquired Company, nor to the Knowledge of the Company, any other party to the Lease is in material breach of or default pursuant to any Lease.

(c)            Subleases. Section 3.12(c) of the Disclosure Schedule contains a true, correct and complete list of all of the existing material subleases, licenses or similar agreements (each, a "Sublease") granting to any Person, other than an Acquired Company, any right to use or occupy, now or in the future, the Leased Real Property. With respect to each of the Subleases, (i) to the Knowledge of the Company, there are no disputes with respect to such Sublease and (ii) the other party to such Sublease is not an Affiliate of, and otherwise does not have any economic interest in, an Acquired Company.

Section 3.13          Environmental Matters. Except as would not have a Company Material Adverse Effect, no Acquired Company (a) has received any written notice alleging that an Acquired Company or any former Subsidiary has violated, or has any liability under, any applicable Environmental Law; (b) has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed, or arranged for the disposal, of any Hazardous Substances in violation of any applicable Environmental Law; (c) has exposed any employee or other Person to Hazardous Substances in violation of or in a manner giving rise to liability under any applicable Environmental Law; (d) is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding (i) alleging the noncompliance by the Acquired Companies with any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law; (e) has failed or is failing to comply with any Environmental Law; or (f) to the Company's Knowledge, owns or operates any property or facility contaminated by any Hazardous Substance which would reasonably be expected to result in liability to the Acquired Companies under Environmental Law.

Section 3.14          Intellectual Property.

(a)            Registered Intellectual Property; Proceedings. Except as would not constitute a Company Material Adverse Effect, the Company has provided or made available a true, correct and complete list as of the date hereof of all (i) items of Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered; and (ii) Legal Proceedings pending or, to the Knowledge of the Company, threatened before any Governmental Authority (other than actions related to the ordinary course prosecution of Company Registered Intellectual Property before the United States Patent and Trademark Office or the equivalent authority anywhere in the world) to which an Acquired Company is a party that are related to any items of Company Registered Intellectual Property.

(b)            No Order. Except as would not constitute a Company Material Adverse Effect, no items of Company Intellectual Property is subject to any pending or, to the Knowledge of the Company, threatened Legal Proceeding or outstanding order to which an Acquired Company is a named party with respect to an Acquired Company restricting in any manner the use, transfer or licensing thereof by an Acquired Company of such Company Intellectual Property or any of the Acquired Companies' products.

(c)            Absence of Liens. Except as would not constitute a Company Material Adverse Effect or as set forth on Section 3.14 of the Disclosure Schedule, the Acquired Companies exclusively own and have good and valid legal and equitable title to each item of Company Intellectual Property and have sufficient rights to all Business IP, in each case, free and clear of any Liens (other than Permitted Liens).

(d)            No Infringement. Except as would not constitute a Company Material Adverse Effect or as set forth on Section 3.14 of the Disclosure Schedule, the operation of the business of each Acquired Company as such business currently is conducted (including the manufacture and sale of each Acquired Company's products) does not currently infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any third Person or constitute unfair competition or unfair trade practices pursuant to the laws of any jurisdiction.

(e)            No Notice of Infringement. Except as would not constitute a Company Material Adverse Effect or as set forth on Section 3.14 of the Disclosure Schedule, since December 31, 2017, neither the Seller nor any of the Acquired Companies has received written notice from any third Person, or been involved in any Legal Proceeding, alleging that the operation of the business of an Acquired Company or any Acquired Company's products infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any third Person.

(f)            No Third Person Infringement. Since December 31, 2017, no Acquired Company has provided any third Person with written notice claiming that such third Person is infringing, misappropriating, diluting or otherwise violating any items of Company Intellectual Property, and, to the Knowledge of the Company, no such activity is occurring as of the date of this Agreement, except, in each case, as would not have a Company Material Adverse Effect.

(g)            Proprietary Information. Except as would not constitute a Company Material Adverse Effect, each of the Acquired Companies has taken reasonable steps to protect and preserve such Acquired Company's rights in its confidential information and trade secrets.

(h)            Data Security Requirements and Privacy. Except as would not constitute a Company Material Adverse Effect, the Acquired Companies (i) maintain and implement commercially reasonable policies and procedures designed to protect the security, integrity, recovery, continuation and privacy of their Information Systems, and Personally Identifiable Information, and card account, bank account and all other financial information collected from any of the Acquired Companies' customers (collectively, "Systems and Protected Information"); and (ii) are in compliance with the Data Security Requirements. Except as would not constitute a Company Material Adverse Effect, since December 31, 2017, there has been no unauthorized access to, or any unauthorized use, disclosure, losses or theft of, or security breaches relating to, Systems and Protected Information received, or transmitted, by, or in the possession, custody or control of any Acquired Company.

(i)            No Notice of Privacy Violation. Except as would not constitute a Company Material Adverse Effect, since December 31, 2017, there have not been, and there are not currently, and none of the Seller or any of the Acquired Companies has received any notice from any Governmental Authority claiming, and, to the Knowledge of the Company, any investigation regarding, any violation of any Data Security Requirements, and no Person has commenced or, to the Knowledge of the Company, threatened any Legal Proceeding against Seller or any Acquired Company relating to the unauthorized access, disclosure, use, modification or other misuse of Systems and Protected Information.

(j)             Data Rights. Except as would not constitute a Company Material Adverse Effect or as set forth on Section 3.14 of the Disclosure Schedule, since December 31, 2017, the operation of the Information Systems by each of the Acquired Companies, the content thereof, and the use, collection, storage and dissemination of data in connection therewith or otherwise in connection with the business of each Acquired Company, has not violated, and does not violate, any applicable Law or Contract in respect of such systems, content and data. Except as would not constitute a Company Material Adverse Effect, neither the negotiation, execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor any disclosure and/or transfer of information in connection therewith, will breach or otherwise cause any violation of any Data Security Requirements or require the consent, waiver or authorization of, or declaration, filing or notification to, any Person under any such Data Security Requirements or Laws.

(k)            Products and Source Code. Except as would not constitute a Company Material Adverse Effect or as set forth on Section 3.14 of the Disclosure Schedule, there are (i) no defects in any of the products of any of the Acquired Companies that would prevent such products from performing in accordance with any of the Acquired Companies' obligations to customers under customer agreements; and (ii) no viruses, worms, Trojan horses or similar disabling codes or programs in any of the same. Except as would not have a Company Material Adverse Effect, each of the Acquired Companies possess all source code and other materials that embody Company Intellectual Property used by any of the Acquired Companies in the development and maintenance of the products of any of the Acquired Companies and none of them has any duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code that embodies Company Intellectual Property for any product of any of the Acquired Companies to any Person (other than employees, contractors and consultants working for or on behalf of an Acquired Company that have entered into written confidentiality Contracts with an Acquired Company requiring such Person to maintain the confidentiality of such source code) and each of the Acquired Companies have not done the same.

(l)            Open Source Software. Except as would not constitute a Company Material Adverse Effect, no product of any of the Acquired Companies is distributed with any software that is licensed to any of the Acquired Companies pursuant to an open source, public-source, freeware or other third party license agreement in a manner that, in each case, requires any of the Acquired Companies to make available any proprietary source code that embodies Company Intellectual Property for any product of any of the Acquired Companies or in a manner that requires any product of any of the Acquired Companies to be made available at no charge.

(m)           Confidentiality and Ownership. Except as would not constitute a Company Material Adverse Effect, all Persons (including current and former employees, contractors, and consultants of the Acquired Companies) who participated in the creation, invention, modification, improvement or development of Intellectual Property or products for any of the Acquired Companies have executed and delivered to each applicable Acquired Company a written agreement (i) providing for the non-disclosure by such Person of any confidential information or trade secrets, and (ii) providing for the assignment (by way of a present grant of assignment) by such Person to the Acquired Company of any Intellectual Property arising out of such Person's employment, engagement or contract with the Acquired Company, and no Person is in breach of any such agreement.

Section 3.15          Tax Matters.

(a)            Tax Returns. Except as would not have a Company Material Adverse Effect, the Acquired Companies have (i) timely filed all Tax Returns required to be filed by the Acquired Companies; and (ii) timely paid all Taxes due and payable whether or not shown as due on such Tax Return. Such Tax Returns are true, correct and complete in all material respects. The most recent Financial Statements reflect an adequate reserve (in accordance with GAAP) for all Taxes accrued but not then payable by the Acquired Companies through the date of such Financial Statements. The Acquired Companies have not executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired.

(b)            Taxes Paid. Except as would not have a Company Material Adverse Effect, the Acquired Companies have timely paid or withheld with respect to their respective employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) Taxes required to be paid or withheld.

(c)            No Audits. Except as set forth on Section 3.15 of the Disclosure Schedule, (i) no audits or other examinations with respect to Taxes of the Company are presently in progress or have been asserted or proposed in writing and (ii) no written claim has been received by the Acquired Companies within the past three years from a Governmental Authority in a jurisdiction where the Acquired Companies does not file Tax Returns that the Acquired Companies are or may be subject to tax in that jurisdiction.

(d)            Spin-offs. The Acquired Companies have not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code in the two-year period ending on the date of this Agreement.

(e)            No Listed Transaction. The Acquired Companies have not engaged in a "listed transaction" as set forth in Treasury Regulation §1.6011-4(b)(2).

(f)            Tax Agreements. Except as set forth on Section 3.15 of the Disclosure Schedule, the Acquired Companies (i) are not a party to or bound by, or currently do not have any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; and (ii) do not have any material liability for the Taxes of any Person other than the Company pursuant to Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise by operation of Law.

(g)            Post-Closing Income and Deductions. Except as would not have a Company Material Adverse Effect, the Acquired Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received or deferred revenue accrued outside the ordinary course of business on or prior to the Closing Date.

(h)            Consolidated Group. Except as set forth on Section 3.15 of the Disclosure Schedule, the Acquired Companies have never been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the parent corporation.

(i)            Tax Liens. There is no lien for Taxes against the property of any Acquired Company (other than a Permitted Lien).

(j)            CARES Act. Each Acquired Company has (i) properly complied with all applicable Laws with respect to the deferral of the amount of the employer's share of any "applicable employment taxes" under Section 2302 of the CARES Act, (ii) to the extent applicable, properly complied with all applicable Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act and (iii) not sought (nor has any Affiliate that would be aggregated with the Company (or any of its Subsidiaries) and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as amended by Section 1102 of the CARES Act.

Section 3.16          Employee Plans.

(a)            Employee Plans. Section 3.16(a) of the Disclosure Schedule sets forth a true, correct and complete list of (i) all "employee benefit plans" (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (ii) all other material employment, bonus, benefit, incentive (or other equity-based or long-term incentive) compensation, profit sharing, savings, retirement, disability, insurance, employee loan, vacation, deferred compensation, individual consulting, severance, termination, retention, change in control compensation and other similar material fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or binding arrangements (whether or not in writing) maintained or contributed to for the benefit of any current or former employee, individual independent contractor, officer or director of the Acquired Companies and with respect to both (i) and (ii) for which the Acquired Companies have any current material liability, contingent or otherwise (other than liabilities arising in connection with repurchase of equity of Seller from former employees and other service providers of the Acquired Companies prior to the Closing) (collectively, the "Employee Plans"). With respect to each material Employee Plan, to the extent applicable, the Company has made available to the Purchaser true, correct and complete copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination or opinion letter, if any, from the IRS for any Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code; (C) the Employee Plans and related current plan documents (including any current summary plan descriptions); (D) any related trust agreements, insurance contracts, insurance policies or other Contracts of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any material compliance issues in respect of any such Employee Plan during the past three years; and (F) with respect to each material Employee Plan that is maintained in any non-United States jurisdiction primarily for the benefit of any employee of the Acquired Companies whose principal work location is outside of the United States (the "International Employee Plans"), to the extent applicable and in addition to any documents required by (A) – (E) of this Section 3.16(a), if applicable, (1) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan; and (2) any document comparable to the determination letter referenced pursuant to clause (B) above issued by a Governmental Authority relating to the satisfaction of law necessary to obtain the most favorable Tax treatment.

(b)            Absence of Certain Plans. The Acquired Companies have not previously maintained, sponsored or contributed to, and the Acquired Companies do not currently maintain, sponsor or participate in, or contribute to, or have any liability or obligation (including on account of another trade or business, whether or not incorporated, that would be treated as a single employer with the Company pursuant to Section 414 of the Code (an "ERISA Affiliate")) with respect to, (i) a "multiemployer plan" (as defined in Section 3(37) of ERISA); (ii) a "multiple employer plan" (as defined in Section 4063 or Section 4064 of ERISA); (iii) a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA); or (iv) a defined benefit pension plan or a plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

(c)            Compliance. Each Employee Plan has been maintained, funded, operated and administered in all material respects in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority. To the Knowledge of the Company, all required contributions to the Employee Plans have been timely and accurately made on or before their due dates under applicable Law, and no Employee Plan has any unfunded liabilities that have not been fully accrued.

(d)            Employee Plan Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(e)            No Prohibited Transactions. Neither the Acquired Companies nor, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any breach of fiduciary duty or non-exempt "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code, in each case applicable to the Company or any Employee Plan, or for which the Company has any indemnification obligation.

(f)            No Welfare Benefit Plan. Except as set forth on Section 3.16(f) of the Disclosure Schedule, no Employee Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar Law.

(g)            No Additional Rights. Except as set forth on Section 3.16(g) of the Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of the Transactions will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in, or accelerate the time of payment or vesting of, any payment (including severance, change in control, stay or retention bonus or otherwise) becoming due under any Employee Plan; (ii) materially increase any compensation or benefits otherwise payable under any Employee Plan; (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Employee Plan; (iv) result in the forfeiture of compensation or benefits under any Employee Plan; (v) trigger any other material obligation under, or result in the breach or violation of, any Employee Plan; or (vi) limit or restrict the right of the Purchaser to merge, amend or terminate any Employee Plan on or after the Closing (other than ordinary notice and administration requirements and expenses or routine claims for benefits).

(h)            Section 280G. Except as set forth in Section 3.16(h) of the Disclosure Schedule, there is no payment or benefit or acceleration thereof that could be made to a current or former employee or other service provider to the Acquired Companies or any ERISA Affiliate that could (i) be characterized as a parachute payment within the meaning of Section 280G of the Code or Section 4999 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) and (ii) not be deductible by the Company by reason of Section 280G of the Code. The Acquired Companies have no obligation to gross-up or indemnify any individual with respect to any Tax under Section 4999 of the Code.

(i)            Section 409A. Each Employee Plan has been maintained, in form and operation, in all material respects in compliance with Section 409A of the Code, and the Acquired Companies have no obligation to gross-up or indemnify any individual with respect to any such Tax.

(j)            International Employee Plans. Each International Employee Plan has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any applicable laws. Furthermore, no International Employee Plan has material unfunded liabilities that as of the Closing will not be offset by insurance or fully accrued. Except as required by applicable Law, to the Knowledge of the Company, no condition exists that would prevent the Acquired Companies from terminating or amending any International Employee Plan at any time for any reason without material liability to the Acquired Companies (other than ordinary notice and administration requirements and expenses or routine claims for benefits).

(k)            No New Employee Plans. The Acquired Companies have no plan or commitment to amend any material Employee Plan or establish any new employee benefit plan or to materially increase any benefits pursuant to any Employee Plan.

Section 3.17          Labor Matters.

(a)            Union Activities. The Acquired Companies are not a party to or bound by any collective bargaining agreement, labor union contract, works council arrangement, trade union agreement or other labor union Contract (each, a "Collective Bargaining Agreement"). To the Knowledge of the Company, there are (i) no activities or proceedings of any labor organization or trade union to organize any employees of the Acquired Companies with regard to their employment with the Acquired Companies or (ii) no demands for recognition or any other request or demand from a labor organization for representative status with respect to any employees of the Acquired Companies, and, in each case, no such activities or proceedings have occurred within the past three years. No Collective Bargaining Agreement is being negotiated by the Acquired Companies and the Acquired Companies have no duty to bargain with any labor organization or other similar employee representative body. There is no strike, lockout, slowdown, or work stoppage against the Company pending or, to the Knowledge of the Company, threatened directly against the Acquired Companies, and no such labor disputes have occurred within the past three years. There is no charge or complaint against the Acquired Companies by the National Labor Relations Board or any comparable Governmental Authority pending or, to the Knowledge of the Company, threatened.

(b)            Employment Law Compliance. Since December 31, 2017, the Company has materially complied with all applicable Laws and orders with respect to employment and service (including, but not limited to, applicable Laws, rules and regulations regarding wage and hour requirements, worker classification (including the proper classification of workers as independent contractors and the proper classification of employees as exempt or non-exempt), immigration status, workplace conduct and discrimination, employee health and safety, and collective bargaining) (collectively, "Employment Laws"). There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened by any current or former employee or service provider or Governmental Authority with respect to the Employment Laws nor, to the Knowledge of the Company, is there any reasonable basis for a discrimination or harassment claim against the current officers or directors of the Acquired Companies.

(c)            Other Compliance. The Acquired Companies are not liable for any material arrears of wages or any material penalty for failure to pay wages earned by employees since December 31, 2017. The Acquired Companies are not liable for any material payment due since December 31, 2107, to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business).

(d)            No Obligations and No Resignations. As of the date hereof, to the Knowledge of the Company, none of the Acquired Companies has promised or otherwise provided assurances (contingent or otherwise) to any present employee or independent contractor of the Acquired Companies of any terms or conditions of employment with the Purchaser following the Closing that are materially different than the terms applicable such individuals as of the date hereof. No employee at the level of "Vice President" or above has given written notice of resignation to the Acquired Companies and, to the Knowledge of the Company, no such employee imminently intends to terminate his or her employment with the Acquired Companies.

(e)            WARN. The Acquired Companies are and since December 31, 2017 have been in compliance in all material respects with the WARN Act, or any similar state or local law. Since December 31, 2017, (i) the Acquired Companies have not effectuated a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Acquired Companies and (iii) the Acquired Companies have not engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation.

(f)             Employee List. The Company has provided Purchaser a list, correct and complete as of the date of such list, showing (to the extent applicable) each employee or independent contractor of the Acquired Companies' (i) name (or anonymized to the extent required by applicable data privacy or other Law), (ii) employing entity, (iii) city and country of employment, (iv) hire date and service date, if different, (v) position, (vi) manager's name/management chain, (vii) annual remuneration, (viii) bonus opportunity or commissions, (ix) employment status (i.e., exempt or non-exempt and full-time or part-time), and (x) leave status and anticipated date of return to full-service.

Section 3.18          Permits. Except as would not have a Company Material Adverse Effect, the Acquired Companies hold, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities ("Permits") that are required for the operation of the business of the Acquired Companies as currently conducted. The Acquired Companies comply with the terms of all Permits, and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not have a Company Material Adverse Effect.

Section 3.19          Compliance with Laws. The Acquired Companies are in compliance with all laws, rules, regulations, requirements, written guidance and orders of any relevant Governmental Authority or government-sponsored entity that are applicable to the Acquired Companies or to the products, conduct of the business or operations of the Acquired Companies, except for noncompliance that would not have a Company Material Adverse Effect. No representation or warranty is made in this Section 3.19 with respect to (a) compliance with Environmental Law, which is exclusively addressed by Section 3.13; (b) compliance with applicable Tax laws, which is exclusively addressed by Section 3.15 and Section 3.16; (c) compliance with ERISA and other applicable laws relating to employee benefits, which is exclusively addressed by Section 3.16; (d) compliance with labor Law matters, which is exclusively addressed by Section 3.17; or (e) compliance with Trade Control Laws and the FCPA, which is exclusively addressed by Section 3.24. Except as set forth on Section 3.19 of the Disclosure Schedule, since December 31, 2017, the Company has not materially breached or violated, and has been in compliance in all material respects with, any applicable Law, certification, representation, clause, provision or requirement pertaining to or contained in any Material Contract with any Governmental Authority.

Section 3.20          Legal Proceedings; Orders.

(a)            No Legal Proceedings. Except as set forth on Section 3.20 of the Disclosure Schedule or as would not be material to the Acquired Companies, taken as a whole, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Acquired Companies or, as of the date hereof, against any present or former officer or director of the Acquired Companies in such individual's capacity as such. No examination of the Acquired Companies by any Governmental Authority or any government-sponsored entity has resulted in materially negative outstanding findings, requests or orders that have not been addressed.

(b)            No Orders. The Acquired Companies are not subject to any material order of any kind or nature that would prevent or materially impair the consummation of the Transaction or the ability of the Acquired Companies to fully perform its covenants and obligations pursuant to this Agreement.

Section 3.21          Insurance. Except as would not constitute a Company Material Adverse Effect, as of the date hereof, the Acquired Companies have all policies of insurance covering the Acquired Companies and any of their respective employees, properties or assets, including policies of life, property, fire, workers' compensation, products liability, directors' and officers' liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Acquired Companies. As of the date hereof, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not have a Company Material Adverse Effect.

Section 3.22          Related Person Transactions. Except as set forth on Section 3.22 of the Disclosure Schedule, no officer or director of any Acquired Company or Affiliate thereof (other than another Acquired Company), any Affiliate of an Acquired Company (other than another Acquired Company), or, to the Knowledge of the Company, any individual in any such officer's or director's immediate family, is a party to any Contract with any Acquired Company (other than arising under or in connection with (x) employment related Contracts, Employee Plans and confidentiality Contracts, director indemnification agreements or other Contracts incident to such Person's employment with an Acquired Company or (y) arms'-length commercial arrangements entered into in the ordinary course of business) (each, an "Affiliate Contract"), indebted in any material respect to an Acquired Company (other than advances to employees in the ordinary course of business), or has any material interest (other than indirectly as an equityholder of the Seller) in any material property (tangible or intangible) used by the Acquired Companies.

Section 3.23          Brokers. Except as set forth on Section 3.23 of the Disclosure Schedule, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of any Acquired Company who is entitled to any financial advisor's, investment banking, brokerage, finder's or other fee or commission in connection with the Transactions.

Section 3.24          Trade Controls; FCPA.

(a)            Trade Controls. Except as would not constitute a Company Material Adverse Effect:

(i)            since December 31, 2017, the Acquired Companies have conducted its transactions in accordance with all applicable United States export and re-export control laws, import laws, economic sanctions laws, and all other applicable export control, import and sanctions laws in other countries in which the Company conducts business (collectively, "Trade Control Laws"); and

(ii)            as of the date hereof, there are no pending or, to the Knowledge of the Company, threatened Legal Proceedings against the Company alleging any violation of any of the Trade Control Laws that are applicable to the Acquired Companies.

(b)            FCPA. Since December 31, 2017, except as would not constitute a Company Material Adverse Effect, none of the Acquired Companies or, to the Knowledge of the Company, any officer, director, agent, employee or other Person acting on their behalf, has, directly or indirectly, (i) taken any action that would cause them to be in violation of any provision of the FCPA or other applicable anti-corruption laws in other countries in which the Acquired Companies conduct business; (ii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (iii) made, offered or authorized any unlawful payment, or other thing of value, to foreign or domestic government officials or employees; or (iv) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of the FCPA or other applicable anticorruption laws.

Article IV

Representations and Warranties of the Seller

The Seller represents and warrants to the Purchaser that, except as disclosed in the Disclosure Schedule:

Section 4.1             Organization, Standing and Organizational Power. The Seller (a) is a limited partnership duly organized, validly existing and in good standing pursuant to the Revised Uniform Limited Partnership Act of the State of Delaware; and (b) has the requisite limited partnership power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

Section 4.2             Authority; Non-Contravention.

(a)            The Seller has the requisite limited partnership power and authority to (i) execute and deliver this Agreement; (ii) perform its covenants and obligations hereunder; and (iii) consummate the Transactions. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its covenants and obligations hereunder, and the consummation of the Transactions have been duly authorized by all necessary limited partnership action on the part of the Seller and no additional limited partnership actions on the part of the Seller or its partners are necessary to authorize (A) the execution and delivery of this Agreement by the Seller; (B) the performance by the Seller of its covenants and obligations hereunder; or (C) the consummation of the Transactions. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the Enforceability Limitations.

(b)            The execution and delivery of this Agreement by the Seller, the performance by the Seller of its covenants and obligations hereunder, and the consummation of the Transactions do not (i) violate or conflict with any provision of the certificate of limited partnership or limited partnership agreement of the Seller; (ii) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Contract to which the Seller is a party; (iii) assuming compliance with the matters referred to in Section 4.4, violate or conflict with any Law applicable to the Seller or by which any of its properties or assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Seller, except in the case of each of clauses (ii), (iii) and (iv) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Seller of the Transactions.

(c)            Neither the Seller nor any of its Affiliates beneficially owns any shares of Purchaser Common Stock or any options, warrants or other rights to acquire Purchaser Common Stock.

Section 4.3             Ownership of Purchased Shares. The Seller is the record and beneficial owner of all of the Company Shares, free and clear of all Liens, agreements, voting trusts, proxies or other arrangements or restrictions whatsoever (other than transfer restrictions under the Securities Act) and shall transfer and deliver to the Purchaser at the Closing valid title to the Purchased Shares (such Purchased Shares being all outstanding Company Shares and Company Securities), free and clear of all Liens, agreements, voting trusts, proxies or other arrangements or restrictions whatsoever (other than transfer restrictions under applicable state and federal securities laws). Except as set forth on Section 4.3 of the Disclosure Schedule, the Seller is not a party to (a) any option, warrant, purchase right, right of first refusal, call, put or other contract (other than this Agreement) that could require the Seller to sell, transfer or otherwise dispose of any Purchased Shares or (b) any voting trust, proxy or other contract relating to the voting of any Purchased Shares.

Section 4.4             Governmental Approvals. No Consent of any Governmental Authority or government-sponsored entity that has jurisdiction over the Transactions is required on the part of the Seller (a) in connection with the execution and delivery of this Agreement by the Seller; (b) the performance by the Seller of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions, except (i) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (ii) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws; and (iii) such other Consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Seller of the Transactions.

Section 4.5             Brokers. Except as set forth on Section 4.5 of the Disclosure Schedule, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Seller who is entitled to any financial advisor's, investment banking, brokerage, finder's or other fee or commission in connection with the Transactions.

Section 4.6             Legal Proceedings. As of the date hereof, there are no suits or proceedings pending or, to the Seller's knowledge, threatened against the Seller at law or in equity, or before or by any Governmental Authority, which if determined adversely to the Seller would prevent or materially impede, interfere with, hinder or delay the Seller's timely performance under this Agreement or the consummation of the Transactions to occur hereunder at the Closing. As of the date hereof, the Seller is not subject to any outstanding judgment, order or decree of any Governmental Authority which would prevent or materially impede, interfere with, hinder or delay the Seller's timely performance under this Agreement or the consummation of the Transactions to occur hereunder at the Closing.

Section 4.7             No Other Seller Plans. Except as set forth in Section 4.7 of the Disclosure Schedule, the Seller does not have any Seller Plans.

Section 4.8             Assigned Intellectual Property. The Seller has not transferred, assigned, licensed, abandoned, canceled, allowed to lapse or otherwise disposed of any Intellectual Property it has been assigned pursuant to any Seller Plans.

Section 4.9             Investment Representation. The Seller is acquiring the Purchaser Common Stock constituting the Closing Stock Consideration for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. The Seller is an "accredited investor" as defined in Regulation D promulgated by the SEC under the Securities Act. The Seller is knowledgeable about the industries in which the Purchaser operates and is informed as to the risks of the Transactions and of ownership of the Purchaser Common Stock constituting the Closing Stock Consideration for an indefinite period of time. The Seller acknowledges that the shares of Purchaser Common Stock constituting the Closing Stock Consideration will not be registered under the Securities Act or any state or foreign securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

Article V

Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Company and the Seller that, except as disclosed in the Disclosure Schedule:

Section 5.1             Organization, Standing and Organizational Power of the Purchaser. The Purchaser (a) is a corporation duly organized, validly existing and in good standing pursuant to the General Corporation Law of the State of Delaware; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

Section 5.2             Authority; Non-Contravention.

(a)            The Purchaser has the requisite corporate power and authority to (i) execute and deliver this Agreement; (ii) perform its covenants and obligations hereunder; and (iii) consummate the Transactions. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its covenants and obligations hereunder, and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Purchaser and no additional corporate actions on the part of the Purchaser are necessary to authorize (A) the execution and delivery of this Agreement by the Purchaser; (B) the performance by the Purchaser of its covenants and obligations hereunder; or (C) the consummation of the Transactions. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Enforceability Limitations. No vote or approval of the holders of any class or series of capital stock of the Purchaser is necessary to adopt this Agreement, approve the Transactions or issue the Closing Stock Consideration.

(b)            The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its covenants and obligations hereunder, and the consummation of the Transactions do not (i) violate or conflict with any provision of the certificate of incorporation or bylaws of the Purchaser; (ii) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Contract to which the Purchaser is a party; (iii) assuming compliance with the matters referred to in Section 5.3, violate or conflict with any Law or NYSE Rule applicable to the Purchaser or by which any of its properties or assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Purchaser, except in the case of each of clauses (ii), (iii) and (iv) as would not have a Purchaser Material Adverse Effect.

Section 5.3             Governmental Approvals. No Consent of any Governmental Authority or government-sponsored entity that has jurisdiction over the Transactions is required on the part of the Purchaser (a) in connection with the execution and delivery of this Agreement by the Purchaser; (b) the performance by the Purchaser of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions, except (i) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (ii) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws; and (iii) such other Consents the failure of which to obtain would not have a Purchaser Material Adverse Effect.

Section 5.4             Brokers. Except as set forth on Section 5.4 of the Disclosure Schedule, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Purchaser who is entitled to any financial advisor's, investment banking, brokerage, finder's or other fee or commission in connection with the Transactions.

Section 5.5             Financing.

(a)            The Purchaser has delivered to the Company (i) a true and complete copy of a fully executed commitment letter, dated as of the date hereof, among the Purchaser and the Financing Sources party thereto (including all exhibits, schedules, and annexes to such letters in effect as of the date hereof), pursuant to which the Financing Sources have committed, upon the terms and subject to the conditions set forth therein, to provide the Financing and (ii) a true and complete copy of the fully executed fee letter referenced therein (together, and subject to the immediately succeeding sentence, the "Debt Commitment Letter"); provided that fees, "market flex" and other economic terms which do not affect the amount, availability or conditionality of any portion of the Financing may be redacted. As used in this Agreement, the term "Debt Commitment Letter" shall include any other debt commitment letter (including any replacement of the Debt Commitment Letter and related fee letter in connection with any Alternative Financing) executed and delivered in accordance with Section 6.12, as replaced, amended, supplemented, modified or waived in accordance with Section 6.12, including all exhibits, schedules, and annexes to such letters.

(b)            As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Purchaser, and to the knowledge of Purchaser, the other parties thereto, and enforceable in accordance with its terms against the Purchaser, and to the knowledge of the Purchaser, each of the other parties thereto, in each case, subject to the Enforceability Limitations, regardless of whether enforcement is sought in a proceeding at law or in equity. All commitment fees required to be paid under the Debt Commitment Letter have been paid in full by the Purchaser or will be duly paid in full by the Purchaser as and when due. The Debt Commitment Letter has not been amended, restated, modified or terminated, nor has compliance with any term thereof been waived, on or prior to the date of this Agreement and the respective commitments contained in the Debt Commitment Letter have not been withdrawn, rescinded or otherwise modified in any respect on or prior to the date of this Agreement. As of the date of this Agreement, (i) no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or default, in each case, on the part of the Purchaser or, to the knowledge of the Purchaser, any other party, under the Debt Commitment Letter and (ii) assuming the accuracy of the Company's and the Seller's representations and warranties contained in Article III and Article IV to the level required to satisfy the conditions to Closing set forth in Section 7.2(a) and compliance by the Company with its covenants contained in Article VI, in each case, in all material respects, the Purchaser has no knowledge that any of the conditions to the Financing will not be satisfied on the Closing Date or that the Financing or any other funds necessary for the satisfaction of all of the Purchaser's obligations under this Agreement will not be available to the Purchaser on the Closing Date. The consummation of the Financing is subject to no conditions precedent other than those expressly set forth in the copy of the Debt Commitment Letter delivered to the Company, and there are no contingencies that would permit the Financing Sources to reduce the total amount of the Financing other than those expressly set forth in the copy of the Debt Commitment Letter delivered to the Company on or prior to the date hereof. Except for any engagement letters or related fee letters related to the permanent financing referred to in the Debt Commitment Letter, as of the date of this Agreement, there are no side letters or other agreements, Contracts or arrangements to which the Purchaser or any of its Affiliates is a party related to the funding of the Financing. Assuming the funding of the full amount of the Financing in accordance with and subject to the satisfaction (or waiver) of the conditions of the Debt Commitment Letter, the aggregate proceeds of the Financing, as of the Closing Date, will be sufficient to enable the Purchaser to pay in cash all amounts required to be paid by the Purchaser in cash on the Closing Date, including all payments, fees and expenses payable by the Purchaser related to or arising out of the consummation of the transactions contemplated by this Agreement that are required to be paid as of such date. For the avoidance of doubt, the obligations of the Purchaser hereunder are not conditioned in any manner upon the Purchaser obtaining any financing.

Section 5.6             Legal Proceedings. As of the date hereof, there are no suits or proceedings pending or, to the Purchaser's knowledge, threatened against the Purchaser at law or in equity, or before or by any Governmental Authority, which if determined adversely to the Purchaser would prevent or materially impede, interfere with, hinder or delay the Purchaser's timely performance under this Agreement or the consummation of the Transactions to occur hereunder at the Closing. As of the date hereof, the Purchaser is not subject to any outstanding judgment, order or decree of any Governmental Authority which would prevent or materially impede, interfere with, hinder or delay the Purchaser's timely performance under this Agreement or the consummation of the Transactions to occur hereunder at the Closing.

Section 5.7             Investment Representation. The Purchaser is acquiring the Purchased Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. The Purchaser is an "accredited investor" as defined in Regulation D promulgated by the SEC under the Securities Act. The Purchaser is knowledgeable about the industries in which the Company and its Subsidiaries operate and is informed as to the risks of the Transactions and of ownership of the Purchased Shares for an indefinite period of time. The Purchaser acknowledges that the Purchased Shares have not been registered under the Securities Act or any state or foreign securities Laws and that the Purchased Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

Section 5.8             Solvency. Immediately after giving effect to the Transactions, the Purchaser and each of its Subsidiaries (including the Acquired Companies) shall be able to pay their respective debts as they become due and shall own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the Transactions, the Purchaser and each of its Subsidiaries shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Purchaser, the Company or any of their respective Subsidiaries.

Section 5.9             Capitalization.

(a)            The authorized capital stock of the Purchaser consists of 1,500,000,000 shares of Purchaser Common Stock, of which, as of July 31, 2020, 543,008,271 shares were issued and outstanding, and 100,000,000 shares of preferred stock, par value $0.01 per share (the "Purchaser Preferred Stock"), of which, as of the date hereof, no shares were issued and outstanding. As of July 31, 2020, 66,550,295 shares of the Purchaser Common Stock were held in the Purchaser's treasury. As of the date hereof, no shares of Purchaser Common Stock or Purchaser Preferred Stock were reserved for issuance, except for pursuant to the employee and director stock plans of the Purchaser set forth on Section 5.9 of the Disclosure Schedule (the "Purchaser Stock Plans"). As of July 31, 2020, (i) 3,410,307 options to acquire shares of Purchaser Common Stock were outstanding pursuant to the Purchaser Stock Plans and (ii) 3,112,179 restricted stock units of Purchaser Common Stock (including 2,139,542 time-vesting restricted stock units of Purchaser Common Stock and 972,637 performance-vesting restricted stock units of Purchaser Common Stock) were outstanding pursuant to the Purchaser Stock Plans. All of the issued and outstanding shares of Purchaser Common Stock have been, and all shares of Purchaser Common Stock that may be issued pursuant to the Purchaser Stock Plans will be when issued in accordance with the terms thereof, duly authorized and validly issued and are, or will be, fully paid, nonassessable and free of preemptive rights.

(b)            Except pursuant to this Agreement and the Purchaser Stock Plans, the Purchaser does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Purchaser Common Stock or any other equity securities of the Purchaser or any securities representing the right to purchase or otherwise receive any shares of Purchaser Common Stock or other equity securities of the Purchaser.

Section 5.10          Closing Stock Consideration.

(a)            At the Closing, the Purchaser will have sufficient authorized but unissued shares of Purchaser Common Stock for the Purchaser to satisfy its obligation to deliver the shares of Purchaser Common Stock constituting the Closing Stock Consideration to be issued under this Agreement. Upon consummation of the Transactions, the Seller (or its designees pursuant to Section 1.3(b)) shall acquire good and valid title to the Purchaser Common Stock constituting the Closing Stock Consideration free and clear of all Liens, other than applicable federal and state securities law restrictions.

(b)            Upon issuance, the Purchaser Common Stock constituting the Closing Stock Consideration will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any option, call, preemptive, subscription or similar rights or Liens, other than restrictions on transfer imposed by applicable state and federal securities laws and under the Registration Rights Agreement. As of the date hereof, the Purchaser is eligible to register the resale of the Purchaser Common Stock constituting the Closing Stock Consideration on Form S-3.

Section 5.11          Internal Controls.

(a)            None of the Purchaser or its Subsidiaries' material records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Purchaser or its Subsidiaries or accountants except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. The Purchaser and its Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is in all material respects sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(b)            Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, the "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Purchaser are reasonably designed to ensure that all material information required to be disclosed by the Purchaser in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the chief executive officer and chief financial officer of the Purchaser as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Purchaser required under the Exchange Act with respect to such reports. Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, the Purchaser has disclosed, based on its most recent evaluation prior to the date hereof, to the Purchaser's outside auditors and the audit committee of the board of directors of the Purchaser (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Purchaser's ability to record, process, summarize and report financial information, and (ii) any fraud that involves management or other employees who have a significant role in the Purchaser's internal controls over financial reporting.

Section 5.12          No Purchaser Material Adverse Effect. Since the Balance Sheet Date through the date hereof, there has not occurred a Purchaser Material Adverse Effect.

Section 5.13          Application of Takeover Protections. The Purchaser has, or will have prior to the Closing, taken all necessary action so that, assuming compliance by the Seller with its obligations pursuant to Section 6.15 and the accuracy of the representations and warranties made by the Seller in Section 4.2(c), no "business combination", "moratorium", "fair price", "control share acquisition" or other similar anti-takeover statute or regulation, nor any takeover-related provision in the Purchaser's certificate of incorporation or bylaws, would (a) prohibit or restrict the Purchaser's ability to perform its obligations under this Agreement or the Registration Rights Agreement or its ability to consummate the transactions contemplated hereby and thereby, (b) have the effect of invalidating or voiding this Agreement, any related agreement or the Registration Rights Agreement, or any provision hereof or thereof, or (c) subject the Seller to any impediment or condition in connection with the exercise of any of its rights under this Agreement, any related agreement or the Registration Rights Agreement.

Section 5.14          SEC Documents.

(a)            Since December 31, 2017, the Purchaser has filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed with or furnished to, as applicable, the SEC by the Purchaser (together with all exhibits and schedules thereto and all information incorporated therein by reference, collectively, the "Purchaser SEC Documents"). As of their respective dates, or if amended, as of the date of the last such amendment, the Purchaser SEC Documents (i) complied in all material respects with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (to the extent then applicable), and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

(b)            Each of the consolidated financial statements of the Purchaser (including, in each case, any related notes thereto) contained in the Purchaser SEC Documents (i) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (ii) fairly presents in all material respects, as applicable, the consolidated financial position of the Purchaser and its Subsidiaries as of the respective dates thereof and the consolidated results of the Purchaser's and its Subsidiaries' operations and cash flows for the periods indicated (except, in the case of each of sub-clauses (i) and (ii), that the Purchaser's unaudited interim financial statements were subject to normal year-end and quarter-end adjustments and to the absence of certain footnotes).

Article VI

Covenants

Section 6.1             Conduct of Business. Except as contemplated or permitted by this Agreement or as set forth on Section 6.1 of the Disclosure Schedule, or as required by applicable Law, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, unless the Purchaser otherwise consents (which consent shall not be unreasonably withheld, delayed or conditioned), (x) the Company shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to (i) conduct their respective businesses in all material respects in the ordinary course of business consistent with past practices, (ii) maintain its existence in good standing pursuant to applicable Law and (iii) (1) preserve intact its material assets, properties, Contracts or other legally binding understandings, licenses and business organizations; (2) keep available the services of its current officers and key employees and (3) preserve the current relationships with customers, vendors, distributors, partners (including platform partners, referral partners, consulting and implementation partners), lessors, licensors, licensees, creditors, contractors and other Persons with which any Acquired Company has business relations and (y) unless required by any Contract set forth on Section 3.11 of the Disclosure Schedule or required by Law, the Company shall not, and shall cause its Subsidiaries to not:

(a)            issue, sell or grant any capital stock, membership interests or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its capital stock, membership interests or other equity interests, or any rights, warrants or options to purchase any of its membership interests or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of its capital stock, membership interests or other equity interests;

(b)            redeem, purchase or otherwise acquire any of its outstanding capital stock, membership interests or other equity interests, or any rights, warrants or options to acquire any of its membership interests or other equity interests;

(c)            (i) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any of its capital stock, membership interests or other equity interests, other than dividends or distributions in cash or dividends or distributions by any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company or (ii) adjust, split, combine, subdivide or reclassify any of its capital stock, membership interests or other equity interests;

(d)            lease, license, sell, abandon, transfer, assign or exchange any of its properties or assets, tangible or intangible (including any Company Intellectual Property) that are material to any of the Acquired Companies, except (i) sales, leases, rentals and licenses of products or services of the Acquired Companies in the ordinary course of business (ii) non-exclusive licenses of Company Intellectual Property in the ordinary course of business or (iii) transfers, assignments, exchanges or sales among the Acquired Companies;

(e)            make capital expenditures in excess of $10,000,000 in the aggregate for the Company and its Subsidiaries taken as a whole during any consecutive three-month period, except (i) as budgeted in the current budget of the Acquired Companies that was made available to the Purchaser, (ii) pursuant to Contracts in force on the date of this Agreement;

(f)             make any acquisition (including by merger) of the capital stock or a material portion of the assets of any other Person for consideration in excess of $10,000,000;

(g)            amend, modify or terminate any Material Contract in any material respect or enter into any Contract which would have been a Material Contract if entered into prior to the date hereof, except (i) as required pursuant to applicable Law or the terms of Employee Plans or other benefit or compensation plans or arrangements or (ii) in the ordinary course of business, and in any event, excluding the termination of any Material Contract by reason of the counterparty's default, breach (beyond applicable notice and cure periods) or election to terminate if freely terminable;

(h)            (i) enter into, adopt, materially amend (including accelerating the vesting, payment or funding), materially modify or terminate any Employee Plan; (ii) increase the compensation of any director, officer, employee, individual consultant, individual independent contractor, or other current or former individual service provider of the Acquired Companies, pay any special bonus or special remuneration to any director, officer, employee, individual consultant, individual independent contractor, or other current or former individual service provider of the Acquired Companies, or pay any benefit not required by (or accelerate the time of payment or vesting of any payment becoming due under) any Employee Plan as in effect as of the date hereof, except in the case of each of (i) and (ii), (A) as may be required by applicable Law or the terms of the applicable Employee Plan in effect as of the date hereof; (B) in connection with any new hires of employees of the Acquired Companies in the ordinary course of business and consistent with past practice at the vice president level or below; (C) for increases in compensation for employees of the Acquired Companies at the vice president level or below in the ordinary course of business and consistent with past practice; or (D) annual renewals of welfare plans made in the ordinary course of business (it being understood that these exceptions in the foregoing clauses (A), (B), (C) and (D) will not apply to any actions otherwise prohibited by Section 6.1(a) or the following sub-clause (iii)); or (iii) enter into any change in control, severance or similar agreement or any retention or similar agreement with any officer, employee, director, individual independent contractor, individual consultant, or other individual service provider of the Acquired Companies; provided that, in each case of (i) through (iii), the Company (x) may change the title of its employees, provided such changes in title do not involve increases in the applicable employee's compensation or benefits, acceleration of vesting or acceleration of payment of the applicable employee's benefits or compensation, and (y) may make annual or quarterly bonus or commission payments in the ordinary course of business consistent with past practice (including with respect to timing, frequency and magnitude) pursuant to existing plans made available to Purchaser as of the date of this Agreement and payments to employees, and set targets and metrics therefor in the ordinary course of business or in accordance with any Employee Plans in effect as of the date of this Agreement;

(i)             (i) make or change any material Tax election; (ii) settle, consent to or compromise any material Tax claim or assessment or surrender a right to a material Tax refund; (iii) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment (iv) file an amended Tax Return that could materially increase the Taxes payable by an Acquired Company; (v) enter into a closing agreement with any Governmental Authority regarding any material Taxes; (vi) fail to pay any Tax that becomes due and payable (including any estimated tax payments) unless such amount is being contested in good faith by appropriate proceedings and appropriate reserves have been established to the extent required by GAAP; (vii) adopt or change any material Tax accounting method; or (viii) enter into a transaction outside of the ordinary course of business between the Company and any of its Subsidiaries that could reasonably be expected to result in a material increase in Taxes (or material reduction in Tax attributes) to either the Company or any of its Subsidiaries;

(j)             incur, assume or guarantee any Indebtedness other than (A) in an amount not in excess of $10,000,000 in the aggregate for the Acquired Companies taken as a whole, (B) Indebtedness that will be repaid prior to or on the Closing Date, or (C) Indebtedness solely between or among the Acquired Companies;

(k)            mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens), other than in connection with financing transactions permitted by Section 6.1(j);

(l)             make any loans, advances or capital contributions to, or investments in, any other Person, except for (1) extensions of credit to customers in the ordinary course of business; (2) advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business and in compliance in all material respects with the Company's policies related thereto; and (3) investment in equity securities held in the ordinary course of business for cash management purposes;

(m)           settle, release, waive or compromise any pending or threatened material Legal Proceeding or other claim, except for the settlement of any Legal Proceedings or other claim that is (i) reflected or reserved against in the Audited Balance Sheet; or (ii) for solely monetary payments of no more than $1,000,000 individually and $5,000,000 in the aggregate;

(n)            change or modify any of the credit, collection, refund or payment policies or procedures of the Acquired Companies except in the ordinary course;

(o)            other than as required by GAAP, (i) make any material change in the accounting methods, practices, policies or principles applicable to the Acquired Companies or (ii) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business;

(p)            maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice in any material respect;

(q)            enter into or amend any Affiliate Contract in any material respect;

(r)            amend the Company Charter Documents or organizational documents of any Subsidiary;

(s)            acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or enter into any joint venture, legal partnership (excluding, for avoidance of doubt, strategic relationships, alliances, reseller agreements and similar commercial relationships), limited liability company or similar arrangement with any third Person, in each case, other than investment in equity securities held in the ordinary course of business for cash management purposes;

(t)            propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

(u)            enter into, authorize any of, or agree or commit (including pursuant to a Contract) to take any of the foregoing actions.

Notwithstanding anything to the contrary in this Section 6.1, (i) the Acquired Companies' failure to take any action prohibited by this Section 6.1 will not be a breach of clause (x) of this Section 6.1, (ii) the Acquired Companies may use all available Cash to make Cash dividends and/or pay sale bonuses on or prior to the Closing as set forth on Section 6.1 of the Disclosure Schedules (iii) the Acquired Companies may take any reasonable good faith action in response to, and to mitigate impacts on their businesses as a result of, Coronavirus, following prior notice to and, to the extent legally permissible and reasonably practicable, reasonable consultation with the Purchaser with respect to any such contemplated action, and nothing herein shall prevent the Company or such Subsidiary from taking (subject to compliance with the foregoing notice and consultation requirements) all reasonable measures it deems fit in order to preserve its business as a result thereof, nor shall any such impact sustained by the Company be deemed as a breach of this Section 6.1.

Section 6.2             Purchaser Interim Covenants. From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as expressly permitted or required in this Agreement, as set forth on Section 6.2 of the Disclosure Schedule or as consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser shall not:

(a)            amend or restate the certificate of incorporation, bylaws or equivalent organizational documents of the Purchaser in a manner that would have an adverse effect on the Seller or the Closing Stock Consideration;

(b)            split, combine or reclassify the Purchaser Common Stock or any of its other equity interests, declare or pay any special dividend or in-kind distribution with respect to the Purchaser Common Stock or any of its other equity interests, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Purchaser Common Stock or any of its other equity interests, except for repurchases of shares of Purchaser Common Stock at then-prevailing market prices pursuant to any share repurchase program as in effect as of the date of this Agreement, unless, with respect to the Purchaser, in each case, equitable adjustments are made to the number of shares of Purchaser Common Stock constituting the Closing Stock Consideration to the extent necessary to provide to the Seller the same economic effect as contemplated by this Agreement prior to such event;

(c)            enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Purchaser, unless, in each case, equitable adjustments are made to the number of shares of Purchaser Common Stock constituting the Closing Stock Consideration to the extent necessary to provide to the Seller the same economic effect as contemplated by this Agreement prior to such event and the Transactions can still be consummated as contemplated by this Agreement prior to such event; or

(d)            grant any demand, piggyback or shelf registration rights, the terms of which are senior to or conflict with the rights to be granted to the holders of registrable securities under the Registration Rights Agreement to any other Person, or enter into any other agreements that conflicts with the rights to be grant to the holders of registrable securities under the Registration Rights Agreement.

Section 6.3             Exclusivity. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 8.1, the Seller and the Company shall not (and the Company shall cause its Subsidiaries not to), and they shall not authorize, permit or direct any of their respective Representatives or Affiliates to, (a) solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any third party (other than the Purchaser) concerning any purchase of the Purchased Shares or any merger, sale of all or a material portion of the assets of the Acquired Companies or similar transactions involving any Acquired Company (an "Acquisition Transaction"), (b) provide non-public information or documentation with respect to the Acquired Companies to any Person, other than the Purchaser or its Affiliates or its or their representatives, relating to an Acquisition Transaction or (c) enter into any letter of intent, definitive agreement or other arrangement or understanding with any Person, other than the Purchaser or its Affiliates, relating to an Acquisition Transaction. Promptly after the execution of this Agreement, the Seller or the Company will instruct any third parties to return or destroy all confidential information of the Acquired Companies provided to such party in connection with such third party's consideration of an Acquisition Transaction. In the event that the Seller, the Company or any of their respective Representatives receives an inquiry, proposal or offer with respect to an Acquisition Transaction on or after the date hereof and prior to the Closing, the Seller or the Company shall provide the Purchaser with prompt notice thereof (such notice to include the material terms thereof, including the identity of the person or group of persons involved (in each case, except and only to the extent that disclosure of such material terms is restricted pursuant to a confidentiality or non-disclosure agreement executed prior to February 7, 2019 and still in effect on the date of such notice to the Purchaser)). The Seller or the Company shall promptly furnish the Purchaser with a copy of any written offer or other information that it receives relating to an Acquisition Transaction (in each case, except and only to the extent that such disclosure is restricted pursuant to a confidentiality or non-disclosure agreement executed prior to February 7, 2019 and still in effect on the date of such notice to the Purchaser). Notwithstanding the foregoing, the Seller may provide information with respect to, and disclose the details and terms of the Transactions, to its direct and indirect equityholders, pursuant to communications consistent with the past practice of the Seller or its Affiliates made in connection with similar transactions.

Section 6.4             Reasonable Best Efforts.

(a)            Subject to the terms and conditions of this Agreement, each of the Company, the Seller and the Purchaser shall use its respective reasonable best efforts to (i) cause the Transactions to be consummated as soon as practicable, (ii) obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions as soon as practicable, (iii) make promptly any required submissions and filings under applicable Antitrust Laws with respect to the Transactions, (iv) promptly furnish information required in connection with such submissions and filings under such Antitrust Laws, and (v) keep the other Parties reasonably informed with respect to the status of any such submissions and filings under Antitrust Laws, including with respect to: (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Antitrust Laws and (D) the nature and status of any objections raised or proposed or threatened to be raised under Antitrust Laws with respect to the Transactions.

(b)            In furtherance and not in limitation of the foregoing, each of the Company, the Seller and the Purchaser agree to (i) make, or with respect to the Parties' respective Affiliates and equityholders, if applicable, cause to be made, appropriate filings pursuant to the HSR Act and any other required filings under any other Antitrust Laws with respect to the Transactions as soon as practicable (and, with respect to filings under the HSR Act, within ten days after the date hereof (unless the Purchaser and the Seller otherwise agree to a different date)), (ii) supply as soon as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law and (iii) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Law (including any extensions thereof) as soon as practicable. The Purchaser shall be responsible for all filing fees under the HSR Act and other Antitrust Laws. The Parties shall cause the filings under the HSR Act to be considered for grant of "early termination," and shall request the equivalent under any other Antitrust Laws.

(c)            Each Party shall: (i) promptly notify the other Parties of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any communication to such Person from a Governmental Authority and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to a Governmental Authority, (ii) keep the others reasonably informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation, or inquiry concerning the Transactions and (iii) not independently participate in any meeting or discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions without giving the other Party prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, (A) each of the Purchaser and the Company may designate any non-public information provided to any Governmental Authority as restricted to "Outside Antitrust Counsel" only and any such information shall not be shared with employees, officers, managers or directors or their equivalents of the other Party without approval of the Party providing the non-public information, and (B) materials may be redacted (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual arrangements and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(d)            In furtherance and not in limitation of the foregoing, the Purchaser agrees to take, and to cause its Affiliates to take, promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under the HSR Act and any other Antitrust Laws applicable to the Transactions so as to enable the Parties to close the Transactions as soon as practicable (and in any event no later than five Business Days prior to the Outside Date), including committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, (i) the sale, license, holding separate or other disposition of assets or businesses of the Purchaser or the Company or any of their respective Subsidiaries, (ii) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of the Purchaser or the Company or their respective Subsidiaries, (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of the Purchaser or the Company or their respective Subsidiaries and (iv) any other action, including agreeing to future behavioral remedies, requested by a Governmental Authority (each a "Remedial Action"); provided, however, that any Remedial Action may, at the discretion of the Company, be conditioned upon consummation of the Transactions. The Purchaser's obligation to take Remedial Actions shall be unconditional and shall not be qualified by reasonable best efforts and no Remedial Actions taken pursuant to this Section 6.4 shall be considered for purposes of determining whether a Company Material Adverse Effect has occurred.

(e)            In furtherance and not in limitation of the foregoing, in the event that any litigation or other administrative or judicial action or proceeding is commenced, threatened or is foreseeable challenging any of the Transactions and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the Transactions, the Purchaser shall take any and all action, including a Remedial Action, to avoid or resolve any such litigation, action or proceeding and each of the Parties shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions as promptly as practicable and in any event no later than five Business Days prior to the Outside Date.

(f)            Notwithstanding the foregoing, the Purchaser shall, in all cases, after consultation with the Seller and the Company use good faith efforts to (i) consider and reflect all views and input provided by the Seller and the Company with respect to such matters; (ii) reach agreement with the Seller regarding all strategic decisions relevant to obtaining clearance under the HSR Act and other Antitrust Laws, (A) determine timing and strategy and be solely responsible for the final content of any substantive oral or written communications with any applicable Governmental Authority (provided, however, that the Purchaser shall not be responsible for the factual representations relating to the Company or Seller contained in filings under the HSR Act, or responses to compulsory process, that are made by the Company or Seller without any input from the Purchaser), and (B) lead all proceedings and coordinate all activities, in each such case under clauses (A) and (B) with respect to seeking actions, consents, approvals or waivers of any Governmental Authority under any Antitrust Laws; provided that, without the Seller's prior written consent (not to be unreasonably withheld, conditioned or delayed), the Purchaser may not withdraw any filing under the HSR Act (provided, however, that the Purchaser may "withdraw and refile" its initial filing under the HSR Act one time in the manner prescribed by 16 CFR § 803.12(c) without the Seller's consent) or enter into any so-called "timing agreement" or similar agreement with any Governmental Authority responsible for enforcing Antitrust Laws if such agreement would prevent or render impossible the occurrence of the Closing prior to the Outside Date.

(g)            The Purchaser shall not, nor shall it permit its Affiliates to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition could reasonably be expected to delay obtaining or increase the risk of not obtaining any clearance, consent, approval or waiver under the HSR Act and any other Antitrust Laws applicable to the Transactions.

(h)            Whether or not the Closing occurs, the Purchaser shall reimburse the Company promptly for any reasonable and documented out-of-pocket costs and expenses incurred by any Acquired Company or its respective Representatives related to the Company's obligations under this Section 6.4 (except for their costs and expenses to prepare and make the initial filings required under Antitrust Laws) and such costs and expenses shall not constitute Transaction Expenses. In addition, any reimbursement payments received by the Acquired Companies from the Purchaser under this Section 6.4 shall be disregarded for determining the Cash Amount hereunder to the extent that the applicable Acquired Company has not yet paid the corresponding out-of-pocket cost or expense as of the Adjustment Reference Time.

(i)            For purposes of this Agreement, "reasonable best efforts" of the Company and/or the Seller will not require the Seller, the Company or any of its Subsidiaries or Affiliates to expend any money to remedy any breach of any representation or warranty hereunder, to commence any Legal Proceeding, to waive or surrender any right, to modify any agreement (including any Material Contract), to offer or grant any accommodation or concession (financial or otherwise) to any third party or to otherwise suffer any detriment, to obtain any consent required for the consummation of the Transactions, to waive or forego any right, remedy or condition hereunder.

Section 6.5             Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Purchaser and the Seller. Following such initial press release, the Purchaser, the Company and the Seller shall consult with each other before issuing or filing, and give each other the opportunity to review and comment upon, any press release, filings with the SEC or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement or filing prior to such consultation, except as such Party may reasonably conclude is required by applicable Law, court process or the NYSE Rules (and then only after as much advance notice and consultation as is feasible); provided, however, that this Section 6.5 shall not preclude communications or disclosures necessary to implement the provisions of this Agreement; provided, further, that the Seller and its Affiliates may (i) disclose the subject matter of this Agreement and the financial return and other financial performance or transaction information in connection with fundraising, marketing, informational or reporting activities to current and potential equityholders or investors and (ii) make public disclosures that are consistent with previous public disclosures made in accordance with this Section 6.5 and that do not include any previously undisclosed material information relating to the Transactions.

Section 6.6             Access to Information; Contact with Employees, Customers and Suppliers.

(a)            Subject to applicable Laws relating to the exchange of information, from the date hereof until the earlier of the Closing or the date on which this Agreement is terminated in accordance with its terms, the Company shall afford to the Purchaser and its Representatives, reasonable access during normal business hours to the Company's and its Subsidiaries properties, books, Contracts and records, and the Company shall furnish promptly to the Purchaser such information concerning the Company's and its Subsidiaries' respective business and properties as the Purchaser may reasonably request (other than any publicly available document filed by it pursuant to the requirements of federal or state securities Laws); provided that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries; provided, further, that the Company and its Subsidiaries shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party, jeopardize the protection of the attorney-client privilege or any similar doctrine of privilege or expose such Party to risk of liability for disclosure of sensitive or personal information; provided, further, that such access shall not extend to any sampling or analysis of soil, groundwater, building materials or other environmental media of the sort generally referred to as a Phase II environmental investigation. Until the Closing, the information provided shall be subject to the terms of the Confidentiality Agreement and, without limiting the generality of the foregoing, the Purchaser shall not, and the Purchaser shall cause its respective Representatives not to, use such information for any purpose unrelated to the consummation of the Transactions by the Purchaser.

(b)            Prior to the Closing, the Purchaser and its Representatives may only contact and communicate with the employees, agents, Representatives, customers, payors, service providers, regulators, suppliers and other material business relations of the Company and its Subsidiaries related to the Transactions after prior consultation with and written approval of the Seller (email being sufficient).

Section 6.7             Access to Books and Records. For a period of seven years, from and after the Closing, the Purchaser shall, and shall cause the Company to, provide the Seller and its authorized Representatives with reasonable access, during normal business hours and upon reasonable notice, to (a) the books and records (for the purpose of examining and copying) of the Company and its Subsidiaries with respect to periods or occurrences prior to or on the Closing Date, solely to the extent that such access may be reasonably requested by the Seller in connection with any Legal Proceeding (other than relating to any dispute or issue between the Parties or their Affiliates (provided that the foregoing shall not limit or modify any applicable rules of discovery)) or compliance with applicable Laws, and (b) employees of the Purchaser, the Company and their Affiliates for purposes of better understanding such books and records. Unless otherwise consented to in writing by the Seller, the Purchaser shall not, and shall not permit the Company or its Subsidiaries to, for a period of seven years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company or its Subsidiaries for any period prior to the Closing Date without first giving reasonable prior written notice to the Seller and offering to surrender to the Seller such books and records or any portion thereof that the Purchaser or the Company may intend to destroy, alter or dispose of. Notwithstanding anything to the contrary in this Section 6.7, access to any books and records, information and employees relating to Taxes shall be governed by Section 9.2 and not this Section 6.7.

Section 6.8             Indemnification and Insurance.

(a)            From the Closing Date through the sixth anniversary of the Closing Date, the Company shall, and the Purchaser shall cause the Company to, (i) indemnify, defend and hold harmless each current and former manager, director or officer of the Company or any of its Subsidiaries, as applicable, and each person who served as a manager, director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries, as applicable (each, an "Indemnitee" and, collectively, the "Indemnitees"), against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including reasonable fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a "D&O Claim"), whenever asserted, arising out of, relating to or in connection with any action or omission relating to such position with the Company or its Subsidiaries, as applicable, occurring or alleged to have occurred before or at the Closing (including any D&O Claim relating in whole or in part to this Agreement or the Transactions), to the same extent such persons are currently indemnified pursuant to the organizational documents of the applicable Acquired Company and in accordance with the applicable terms and conditions of such organizational documents.

(b)            From and after the Closing, the Company shall, and the Purchaser shall cause the Company to, pay and advance to each Indemnitee any expenses (including fees and expenses of legal counsel) in connection with any D&O Claim relating to any acts or omissions covered under this Section 6.8 or the enforcement of an Indemnitee's rights under this Section 6.8 as and when incurred to the fullest extent permitted under applicable Law; provided, that the Person to whom expenses are advanced provides an undertaking to repay such expenses (but only to the extent required by applicable Law, the Company Charter Documents, applicable organization documents of Subsidiaries of the Company or applicable indemnification agreements as in effect on the date hereof).

(c)            Prior to the Closing, the Company may negotiate and purchase "tail" insurance coverage ("Tail Coverage") for a period of six years from the Closing with an insurer with the same or better credit rating as the current carrier the Company has as of the date hereof with respect to the policies of directors' (or managers') and officers' liability insurance and fiduciary liability insurance in effect as of the date hereof (the "Existing D&O Policy") to cover events arising on or before the Closing, for a cost not in excess of 300% of the annual premium for the Existing D&O Policy; provided that if the Company does not negotiate and purchase such Tail Coverage prior to the Closing, the Purchaser shall negotiate and purchase such Tail Coverage upon the Closing and provide reasonably satisfactory evidence to the Seller of the purchase and funding of such Tail Coverage in connection with the Closing. Such Tail Coverage shall be on terms with respect to coverage and in amounts no less favorable than those of the Existing D&O Policy and shall be for the benefit of those Persons covered by the Existing D&O Policy. All costs and expenses related to the Tail Coverage shall be paid by the Purchaser, and no amount of such costs and expenses related to the Tail Coverage shall be included in the calculation of Transaction Expenses.

(d)            The provisions of this Section 6.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee and the Seller, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of the Purchaser and the Company under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 6.8 applies unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnitee, Seller or Representative shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees, the Seller or Representatives to whom this Section 6.8 applies shall be third party beneficiaries of this Section 6.8).

(e)            In the event that the Purchaser, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Purchaser and the Company shall assume all of the obligations thereof set forth in this Section 6.8.

(f)            Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to members', managers', directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company, any of its Subsidiaries or any of their respective managers, directors or officers.

Section 6.9             No Control of Other Party's Business. Nothing contained in this Agreement is intended to give the Purchaser, directly or indirectly, the right to control or direct the Acquired Companies' operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement and subject to any rights of the Seller, complete control and supervision over its and its Subsidiaries' respective operations.

Section 6.10          Employee Matters.

(a)            The Purchaser shall cause the Company to, and the Company shall, for a period of at least one year following the Closing, provide to each individual who is an employee of the Company or any of its Subsidiaries as of immediately prior to the Closing (each, a "Company Employee"): (i) at least the same base salary or wage rate (as applicable) and target annual bonus opportunity that were provided to such Company Employee by any Acquired Company immediately prior to the Closing and (ii) other compensation and benefits (except any pension benefits) that are substantially comparable in the aggregate to those in effect at any of the Acquired Companies immediately prior to Closing (provided that the Purchaser may provide other compensation opportunities in lieu of any long-term cash-based or equity-based incentives). The Purchaser and the Company hereby agree that the consummation of the Transactions shall constitute a "change of control" for purposes of all Employee Plans listed in the Disclosure Schedule.

(b)            For eligibility and vesting purposes (other than vesting of future equity or other long-term incentive awards and pension benefits) and for purposes of determining severance amounts and future vacation accruals under the compensation and benefit plans, programs, agreements, policies or arrangements of the Purchaser and its Affiliates, after the Closing, the Purchaser shall cause each Company Employee to receive credit for his or her service with the Company and its Subsidiaries before the Closing to the same extent that such Company Employee was entitled, before the Closing, to credit for his or her service under any similar or comparable Employee Plans (except to the extent this credit would result in a duplication of accrual of benefits in respect of the same period of service). In addition, if Company Employees or their dependents are included in any medical, dental, health or other welfare benefit plan, program or arrangement maintained by the Purchaser or its Affiliates (each, a "Successor Plan") other than the plan or plans in which they participated immediately prior to the Closing (each, a "Prior Plan"), the Purchaser shall use commercially reasonable efforts to (i) cause each Company Employee to be eligible to participate immediately, without any waiting time, in any and all Successor Plans, (ii) cause the Successor Plans to not include any restrictions, limitations or exclusionary provisions with respect to pre-existing conditions, exclusions or any actively-at-work requirements relating to such Company Employee and his or her dependents (except to the extent that such exclusions or requirements were applicable under any similar Prior Plan at the time of commencement of participation in such Successor Plan), and (iii) cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Prior Plan ending on the date of such Company Employee's commencement of participation in the Successor Plan to be taken into account under the Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if these amounts had been paid in accordance with the Successor Plan.

(c)            After the Closing, the Company and its Subsidiaries shall (i) recognize and credit all accrued but unused paid time off of the Company Employees as of the Closing Date and (ii) for at least one year following the Closing allow each of the Company Employees to use such earned but unused vacation and sick leave days at such times as reasonably requested by such Company Employees provided that such times do not unreasonably interfere with the business operations of the Company and its Subsidiaries. The Company and its Subsidiaries will be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code for any individual who is an "M&A qualified beneficiary" as defined in Treasury Regulations Section 54.4980B-9 in connection with the Transactions.

(d)            Following the execution of this Agreement, to the extent that any "disqualified individual" (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments that could reasonably be expected to constitute "excess parachute payments" (within the meaning of Section 280G of the Code and the regulations thereunder) the Company shall (i) no later than four days prior to the Closing Date solicit from each such "disqualified individual" a waiver of such disqualified individual's rights to some or all of such payments or benefits (the "Waived 280G Benefits") so that any remaining payments and/or benefits shall not be deemed to be "excess parachute payments" (within the meaning of Section 280G of the Code and the regulations thereunder) and deliver such waivers to the Purchaser, provided that such waiver and the Waived 280G Benefits shall not include any payments or benefits that may be made by the Purchaser or any of its Affiliates unless at least seven days prior to the Closing, the Purchaser provides the applicable information regarding any agreement, contract or arrangement that the Purchaser or any of its Affiliates is providing or entering into on or prior to the Closing Date with respect to any "disqualified individual," along with a written description, satisfying the adequate disclosure requirements of Section 280G(b)(5)(B)(ii) of the Code, of any such agreement, contract or arrangement and the amount or value of any such payment or benefit reasonably expected to constitute a "parachute payment", and (ii) following the delivery of the waivers to the Purchaser, but no later than two days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (i), submit to a vote of holders of the equity interests of the Company entitled to vote on such matters the right of any such "disqualified individual" to receive the Waived 280G Benefits, in a manner complying with Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure satisfying such requirements (which determination and disclosure shall be made by the Company and shall be subject to review and approval by the Purchaser, such approval not to be unreasonably withheld, conditioned or delayed; provided that, any disagreement among the Parties regarding the matters described in Section 6.10(d) of the Disclosure Schedule shall be resolved in accordance with the procedures set forth therein). The Company shall, prior to Closing, deliver to the Purchaser evidence that a vote of holders of the equity interests of the Company was solicited in accordance with the foregoing provisions of this Section 6.10 and that either (x) the requisite number of votes of holders of the equity interests of the Company was obtained with respect to the Waived 280G Benefits (the "280G Approval") or (y) the 280G Approval was not obtained, and, as a result, no Waived 280G Benefits shall be made or provided.

(e)            The Seller hereby assigns to the Company, effective as of the Closing, all rights to enforce all restrictive covenants and all right, title and interest in any and all Intellectual Property (or similar rights) resulting from any incentive equity grant agreement and/or co-invest agreement with any current or former employees or service providers of the Acquired Companies. Upon the request of the Purchaser, the Seller agrees to execute such additional documents and take any actions that are necessary to register and otherwise give full effect to the rights of the Company in and to such Intellectual Property, including all documents necessary to record in the name of the Company the assignment of such Intellectual Property with the U.S. Patent and Trademark Office, the U.S. Copyright Office or any other applicable Governmental Authority, in each case, in a form mutually agreed by the Seller and the Purchaser.

(f)            To the extent the Seller takes any of the actions below during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Seller hereby agrees to provide the Purchaser with written notice (e-mail correspondence being sufficient) of such actions (including a description of the applicable participants, benefits, and amounts) within two Business Days of such action taking effect: (i) entering into, adopting, materially amending (including accelerating the vesting, payment or funding), materially modifying or terminating any Seller Plan; (ii) increasing the compensation of any director, officer, employee, individual consultant, individual independent contractor, or other current or former individual service provider of the Acquired Companies, paying any special bonus or special remuneration to any director, officer, employee, individual consultant, individual independent contractor, or other current or former individual service provider of the Acquired Companies, or paying any benefit not required by (or accelerating the time of payment or vesting of any payment becoming due under) any Seller Plan as in effect as of the date hereof, except in the case of each of (i) and (ii), as may be required by applicable Law or the terms of the applicable Seller Plans in effect as of the date hereof.

(g)            Nothing contained herein, express or implied: (i) shall be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement, (ii) shall alter or limit the Purchaser's, the Company's or any of their respective Affiliates' ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) other than the Parties any right as a third party beneficiary of this Agreement.

Section 6.11          Change of Name of the Seller. At or within ten days after the Closing, the Seller will take such action as is necessary to change its legal name so that it does not contain the words "Ellie Mae" or any confusingly similar name, and shall no longer use the name "Ellie Mae" or any confusingly similar name as its name in its correspondence or communications with third parties (other than in referring to itself as "formerly named" as such).

Section 6.12          Financing Obligations of the Purchaser.

(a)            The Purchaser shall use reasonable best efforts to take, and shall use reasonable best efforts to cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange the Financing on substantially the terms and conditions described in the Debt Commitment Letter including (i) using reasonable best efforts to (A) maintain in effect the Debt Commitment Letter and in all material respects comply with all of its obligations thereunder and (B) negotiate, enter into and deliver the definitive agreements with respect thereto on the terms and conditions not less favorable in the aggregate, to the Purchaser than those contained in the Debt Commitment Letter (including, as necessary, the "market flex" provisions contained in any related fee letter) by the Closing Date, and (ii) using reasonable best efforts to satisfy (or if determined advisable by the Purchaser, obtain the waiver of) on a timely basis all conditions to obtaining the Financing within the Purchaser's control and to comply with all of its obligations pursuant to the Debt Commitment Letter or other definitive agreements related thereto to the extent the failure to comply with such obligations would adversely impact the timing of the Closing or the availability at the Closing of sufficient aggregate proceeds of the Financing to consummate the Transactions. In the event that all conditions to funding the commitments contained in the Debt Commitment Letter have been satisfied (or waived), the Purchaser shall use reasonable best efforts to cause the Financing Sources to fund the Financing required to consummate the transactions contemplated by this Agreement and to pay related fees and expenses on the Closing Date. The Purchaser shall use its reasonable best efforts to enforce all of its rights under the Debt Commitment Letter. The Purchaser shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts under the Debt Commitment Letter.

(b)            In the event that any portion of the Financing becomes unavailable and such portion is necessary to consummate the Transactions (except in accordance with the express terms set forth in the Debt Commitment Letter or unless concurrently replaced on a dollar-for-dollar basis by commitments subject to substantially the same conditions as those set forth in the applicable Debt Commitment Letter from other Financing Sources or from proceeds of other sources of financing or cash), the Purchaser shall (i) use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative debt financing for any such portion from alternative debt sources on terms and conditions, taken as a whole, no less favorable to the Purchaser than the terms and conditions set forth in the Debt Commitment Letter (taking into account any "market flex" provisions thereof) and in an amount that will still enable the Purchaser to consummate the transactions contemplated by this Agreement ("Alternative Financing"), and (ii) promptly notify the Company of such unavailability and the reason therefor. If obtained, the Purchaser shall deliver to the Company true and complete copies of all commitment letters and other definitive agreements (including redacted copies of fee letters, removing only fees, "market flex" and other economic terms which do not affect the amount, availability or conditionality of any portion of the Financing) pursuant to which any such alternative source shall have committed to provide the Purchaser with Alternative Financing.

(c)            The Purchaser shall not, without the Company's prior written consent (not to be unreasonably withheld, conditioned or delayed), permit any amendment, modification to, or any waiver of any provision or remedy under, any Debt Commitment Letter or any definitive agreement related thereto unless the terms of such Debt Commitment Letter or definitive agreement related thereto, in each case as so amended, modified or waived, are substantially similar to those in such Debt Commitment Letter or definitive agreement related thereto, prior to giving effect to such amendment, modification or waiver (other than economic terms, which shall be as good as or better for the Purchaser than those in such Debt Commitment Letter or definitive agreement relating thereto prior to giving effect to such amendment, modification or waiver); provided that in the case of amendments or modifications or waivers of any Debt Commitment Letter or any definitive agreement relating thereto, such amendment, modification or waiver would not reasonably be expected to (i) (A) add additional conditions precedent that would adversely affect the ability or likelihood of the Purchaser timely consummating the Transactions or otherwise adversely affect the ability or likelihood of the Purchaser timely consummating the Transactions or (B) make the timely funding of the Financing or the satisfaction of the conditions to obtaining the Financing materially less likely to occur, (ii) reduce the aggregate amount of the Financing or (iii) materially and adversely affect the ability of the Purchaser to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements relating thereto, it being understood and agreed that in any event, the Purchaser may amend any of the Debt Commitment Letter or any definitive agreement relating thereto to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed such Debt Commitment Letter as of such time and consent to the assignment of lending commitments under the Debt Commitment Letter to other lenders.

(d)            The Purchaser shall provide the Company with prompt written notice of the receipt of any notice or other communication from any Financing Source with respect to such Financing Source's failure or anticipated failure to fund its commitments under any Debt Commitment Letter or definitive agreement in connection therewith in a manner that would reasonably be expected to render it unable to consummate the transactions contemplated by this Agreement. The Purchaser shall keep the Company reasonably informed on a reasonably current basis of the status of the Purchaser's efforts to consummate the Financing, including providing copies of any amendment, modification or replacement of the Debt Commitment Letter (provided that any fee letter may be redacted to remove fees, "market flex" and other economic terms which do not affect the amount, availability or conditionality of any portion of the Financing). The Purchaser shall give the Company prompt notice of any (i) material breach or material default by any party to the Debt Commitment Letter or the definitive agreements related thereto of which the Purchaser obtains knowledge, (ii) actual or, to the knowledge of the Purchaser, threatened in writing withdrawal, repudiation, or termination of any of the Debt Commitment Letter or such definitive agreements, or (iii) material dispute or disagreement between or among any parties to any of the Debt Commitment Letter or such definitive agreements with respect to the obligations to fund the Financing or the amount of the Financing to be funded at Closing.

(e)            Notwithstanding anything contained in this Agreement to the contrary, the Purchaser expressly acknowledges and agrees that the Purchaser's obligations hereunder are not conditioned in any manner upon the Purchaser obtaining any financing.

Section 6.13         Financing Cooperation by the Company.

(a)           Cooperation with Financing. From and after the date hereof until the Closing Date, the Company will use its reasonable best efforts to, and will use its reasonable best efforts to cause each of its Representatives to, in each case do the following:

(i)           provide the Purchaser with such reasonable cooperation as may be reasonably requested by the Purchaser to assist the Purchaser in arranging the Financing;

(ii)          participate (and cause senior management and Representatives, with appropriate seniority and expertise, of the Company to participate) in a reasonable number of meetings and presentations with actual or prospective lenders and capital market instrument purchasers, road shows and due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise cooperate with the marketing and due diligence efforts for any of the Financing;

(iii)         assist the Purchaser and the Financing Sources with the timely preparation of customary rating agency presentations, bank information memoranda, offering documentation, confidential information memoranda, lender presentations and similar documents required in connection with or proper for the Financing or customarily used to arrange transactions similar to the Financing by companies of a comparable size in a comparable industry as the Purchaser;

(iv)         deliver notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing but which shall not become effective until being paid in full, give any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness required to be repaid at the Closing and release of all liens and encumbrances in connection therewith; and cooperate in the replacement, backstop or cash collateralization of any outstanding letters of credit issued for the account of the Company or any of its Subsidiaries;

(v)          subject to customary confidentiality provisions and disclaimers, provide customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors;

(vi)         facilitate and assist in the preparation of definitive financing documents as may be reasonably requested by the Purchaser (including furnishing all information relating to the Company and its Subsidiaries and their respective businesses to be included in any schedules thereto, to the extent reasonably available to the Company);

(vii)        deliver in respect of any subsequent fiscal quarter ending after June 30, 2020 and at least 45 days prior to the Closing Date, unaudited consolidated balance sheets and related statements of income and cash flows of Ellie Mae for such fiscal quarter, in each case prepared in accordance with GAAP (subject to the absence of footnotes and year-end adjustments, in the case of unaudited financial statements); and

(viii)       promptly furnish (a) the Purchaser and the Financing Sources with all documentation and other information about the Company as is reasonably requested by the Purchaser or the Financing Sources relating to applicable "know your customer" and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001), and (b) a certification regarding beneficial ownership required by 31 C.F.R. § 1010.230, in each case, at least three Business Days prior to the Closing Date to the extent requested in writing at least ten Business Days prior to the Closing Date.

(b)            Obligations of the Company. Nothing in this Section 6.13 will require the Company to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Closing Date for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of the Purchaser; (ii) enter into any definitive agreement or distribute any cash (except to the extent subject to concurrent reimbursement by the Purchaser) that will be effective prior to the Closing Date; (iii) give any indemnities in connection with the Financing or any action required to be taken by the Company pursuant to this Section 6.13(b) that are, in each case, effective prior to the Closing Date; (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company or create an unreasonable risk of damage or destruction to any property or assets of the Company; (v) take any action that will conflict with or violate its organizational documents or any applicable laws or would result in a violation or breach of, or default under, any material agreement to which any member of the Company is a party, (vi) prepare or deliver any historical financial statements for periods ending on or prior to June 30, 2020, other than the Financial Statements furnished to Purchaser pursuant to Section 3.8(a) or have the Company's independent public accounting firm review (including a SAS 100 review) the Company's quarterly financial statements included in the Financial Statements, or (vii) obtain any comfort letter from the Company's independent public accounting firm. In addition, no action, liability or obligation of the Company or any of its Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Financing or any of the actions required to be taken by the Company pursuant to this Section 6.13(b) (other than customary representation letters, authorization letters and undertakings (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Financing based on financial information and data derived from the Company's historical books and records)) will be effective until the Closing Date, and the Company will not be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (other than customary representation letters, authorization letters and undertakings (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Financing based on financial information and data derived from the Company's historical books and records)) that is not contingent on the occurrence of the Closing or that must be effective prior to the Closing Date. Nothing in this Section 6.13 will require (1) any officer or Representative of the Company to deliver any certificate or opinion or take any other action under this Section 6.13 that could reasonably be expected to result in personal liability to such officer or Representative; or (2) the Board of Directors of the Company to approve any financing or Contracts related thereto, effective prior to the Closing Date.

(c)            Use of Logos. The Company hereby consents to the use of its and its Subsidiaries' logos in connection with the Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company or the reputation or goodwill of the Company; (ii) are used solely in connection with a description of the Company, its business and products or the Transactions; and (iii) are used in any other manner consistent with the other terms and conditions that the Company reasonably imposes.

(d)            Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that the Purchaser will be permitted to disclose such information to any Financing Sources or prospective Financing Sources and other financial institutions and investors that may become parties to the Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) are informed of the confidential nature of such information and agree to keep information of this type confidential; and (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

(e)           Reimbursement. Promptly upon request by the Company, the Purchaser will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including attorneys' fees) incurred by the Company in connection with the cooperation of the Company contemplated by this Section 6.13.

(f)           Indemnification. The Company and its Representatives will be indemnified and held harmless by the Purchaser from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys' fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with any cooperation provided pursuant to this Section 6.13 or the provision of information utilized in connection therewith, except to the extent resulting from the Company's or any of its Representative's gross negligence or willful and material misconduct (as determined by a final, non-appealable judgment of a court of competent jurisdiction).

Section 6.14         Termination of Affiliate Contracts. The Seller and the Company shall cause all Affiliate Contracts set forth on Section 6.14 of the Disclosure Schedule to be terminated effective as of the Closing (such termination to be without any ongoing obligation or liability on the party of any Acquired Company) pursuant to documentation reasonably satisfactory to the Purchaser.

Section 6.15         Restrictions on Acquisition of Purchaser Common Stock. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 8.1, the Seller shall not, and shall cause the Existing Sponsor and its affiliated investment funds not to, purchase or acquire any Purchaser Common Stock or any options, warrants or other rights to acquire Purchaser Common Stock (other than the Purchaser Common Stock constituting the Closing Stock Consideration).

Section 6.16         Registration Statement. If, at any time prior to the Closing, the Purchaser is not (or reasonably believes it will not be as of Closing) eligible under applicable Law to use a registration statement on Form S-3 for secondary offerings, the Purchaser shall (a) provide prompt written notice to the Seller of such ineligibility, (b) prepare a draft registration statement on Form S-1 to register the Closing Stock Consideration (or any portion thereof that the Seller may specify in writing) and (c) use its reasonable best efforts to prepare to file such Form S-1 registration statement with the SEC as promptly as practicable after the Closing if requested in writing by the Seller; provided that, for the avoidance of doubt, the Purchaser shall not file such Form S-1 registration statement with the SEC prior to the Closing; and, provided, further, that if the Purchaser determines that the acquisition of the Company constitutes a "significant acquisition" under the Rule 3-05 of Regulation S-X, then the Purchaser shall not be required to file such Form S-1 registration statement before it has available for filing with the SEC historical financial statements of the Acquired Companies and pro forma financial statements relating to the acquisition of the Acquired Companies effected by this Agreement that comply in all material respects with Rule 3-05 and Article 11 of Regulation S-X and Item 9.01 of Form 8-K if the rules and regulations of the SEC would require the filing of such financial statements with the SEC prior to or with such registration statement.

Section 6.17         Employee Census. As soon as practicable following the date hereof, the Company will use commercially reasonable efforts to provide Purchaser with a supplement to the list described in Section 3.17(f) which includes (a) confirmation of eligibility to work in the applicable jurisdiction and citizenship/visa status, (b) any material fringe benefits (as determined by the Company in its good faith discretion) and (c) any commitments made to the employees and service providers with respect to changes to their employment, compensation or benefits for the current fiscal year and the most recently completed fiscal year. The Company will use commercially reasonable efforts to provide one update to the list described under Section 3.17(f) (as supplemented by this Section 6.17) prior to the Closing upon the written request of the Purchaser. For the avoidance of doubt, any such supplement shall not constitute a representation or warranty with respect to the information set forth therein and will in no event modify or expand the representations and warranties set forth in this Agreement, including Section 3.17.

Article VII

Conditions Precedent

Section 7.1           Conditions to Each Party's Obligation. The respective obligations of each Party to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)           Regulatory Approvals. The waiting period or required approval applicable to the Transactions under the HSR Act and any other Antitrust Laws will have expired or been received.

(b)           No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Closing or making the consummation of the Closing illegal.

Section 7.2           Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement to occur at the Closing is further subject to the satisfaction (or, exclusively by the Purchaser, waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)           Representations and Warranties.

(i)            The representations and warranties set forth in Article III and Article IV (other than the representations and warranties in Section 3.1 (Organization; Good Standing), Section 3.2 (Corporate Power; Enforceability), clause (a) of Section 3.3 (Non-Contravention), Section 3.5 (Company Capitalization), Section 3.7 (Holding Companies), clause (ii) of Section 3.10(a) (Absence of Certain Changes), Section 3.23 (Brokers), Section 4.1 (Organization, Standing and Organizational Power), Section 4.2(a) (Authority), clause (i) of Section 4.2(b) (Non-Contravention), Section 4.3 (Ownership of Purchased Shares) and Section 4.5 (Brokers) (the "Fundamental Representations")) will be true and correct (disregarding all qualifications or limitations as to "materiality", "Material Adverse Effect", "Company Material Adverse Effect" or words of similar import set forth therein other than the terms "Material Contracts", "Material Customers" and "Material Suppliers") as of the Closing Date (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall have been true and correct as of such date) except where the failure of such representations and warranties to be so true and correct has not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(ii)           (x) The Fundamental Representations that are qualified or limited by "materiality", "in all material respects", "Material Adverse Effect", "Company Material Adverse Effect" or words of similar import set forth therein (other than the terms "Material Contracts", "Material Customers" and "Material Suppliers") and (y) the Fundamental Representation that is set forth in clause (ii) of Section 3.10(a) (Absence of Certain Changes), will be true and correct in all respects as of the Closing Date (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall have been true and correct in all respects as of such date);

(iii)          The Fundamental Representations that are not qualified or limited by "materiality", "in all material respects", "Material Adverse Effect", "Company Material Adverse Effect" or words of similar import set forth therein (other than the terms "Material Contracts", "Material Customers" and "Material Suppliers"), other than the representations set forth in the first and second sentences of Section 3.5(a) (Company Capitalization), Section 3.5(d) (Ellie Mae Capitalization) and Section 4.3 (Ownership of Purchased Shares), will be true and correct in all material respects as of the Closing Date (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall have been true and correct in all material respects as of such date);

(iv)          The representations set forth in the first sentence of Section 3.5(a) (Company Capitalization), Section 3.5(d) (Ellie Mae Capitalization) and Section 4.3 (Ownership of Purchased Shares) will be true and correct in all respects as of the Closing Date; and

(v)           The representation set forth in the second sentence of Section 3.5(a) (Company Capitalization) will be true and correct in all but de minimis respects as of the Closing Date.

(b)           Performance of Obligations of the Company and the Seller. The Company and the Seller shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

(c)           No Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred that is continuing as of the Closing Date.

(d)           Officer's Certificate. The Company and the Seller shall have delivered to the Purchaser a certificate signed by an executive officer of the Company and an executive officer of the Seller, dated as of the Closing Date, stating that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

Section 7.3           Conditions to Obligations of the Seller and the Company. The respective obligations of each of the Seller and the Company to consummate the transactions contemplated by this Agreement to occur at the Closing is further subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)           Representations and Warranties.

(i)            The representations and warranties set forth in Article V (other than the representations and warranties in Section 5.1 (Organization, Good Standing and Organizational Power of the Purchaser), Section 5.2(a) (Authority), clause (i) of Section 5.2(b) (Non-Contravention), Section 5.4 (Brokers), Section 5.9 (Capitalization) and Section 5.10 (Closing Stock Consideration) (the "Purchaser Fundamental Representations") and the representation set forth in Section 5.12 (No Purchaser Material Adverse Effect)) will be true and correct (disregarding all qualifications or limitations as to "materiality", "Material Adverse Effect", "Purchaser Material Adverse Effect" or words of similar import set forth therein) as of the Closing Date (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall have been true and correct as of such date) except where the failure of such representations and warranties, to be so true and correct has not had, and would not be reasonably expected to have, a Purchaser Material Adverse Effect;

(ii)           (x) The Purchaser Fundamental Representations that are qualified or limited by "materiality", "in all material respects", "Material Adverse Effect", "Purchaser Material Adverse Effect" or words of similar import set forth therein and (y) the representation set forth in Section 5.12 (No Purchaser Material Adverse Effect), will be true and correct as of the Closing Date (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall have been true and correct in all respects as of such date); and

(iii)          The Purchaser Fundamental Representations that are not qualified or limited by "materiality", "in all material respects", "Material Adverse Effect", "Purchaser Material Adverse Effect" or words of similar import set forth therein will be true and correct in all material respects as of the Closing Date (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall have been true and correct in all material respects as of such date).

(b)           Performance of Obligations of the Purchaser. The Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)           No Material Adverse Effect. Since the date of this Agreement, no Purchaser Material Adverse Effect shall have occurred that is continuing as of the Closing Date.

(d)           Officer's Certificate. The Purchaser shall have delivered to the Company and the Seller a certificate signed by an executive officer of the Purchaser, dated as of the Closing Date, stating that the conditions specified in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

Article VIII
Termination

Section 8.1           Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing solely as follows:

(a)           by the mutual written consent of the Seller and the Purchaser;

(b)           by either of the Seller or the Purchaser:

(i)            if the Closing shall not have been consummated on or before the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a Party if the failure of the Closing to have been consummated on or before the Outside Date was primarily due to the failure of such Party to perform any of its obligations under this Agreement; or

(ii)           if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and non-appealable;

(c)            by the Purchaser if the Company or the Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), respectively, and (ii) cannot be cured by the Outside Date or, if capable of being cured, shall not have been cured within 30 days following receipt of written notice from the Purchaser of such breach or failure to perform; provided that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder;

(d)           by the Seller if the Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b), respectively, and (ii) cannot be cured by the Purchaser by the Outside Date or, if capable of being cured, shall not have been cured within 30 days following receipt of written notice from the Seller of such breach or failure to perform; provided that the Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder; or

(e)           by the Seller, if (i) all the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), (ii) the Seller has confirmed in an irrevocable written notice that it is ready, willing and able to complete the Closing, (iii) the Purchaser has failed to consummate the Closing when required pursuant to Section 1.2, (iv) the Seller has given the Purchaser written notice at least three Business Days prior to such termination stating the Seller's intention to terminate this Agreement pursuant to this Section 8.1(e) after the Purchaser has failed to consummate the Closing and (v) the Purchaser again fails to consummate the Closing within three Business Days thereafter.

Section 8.2           Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 6.4(h), Section 6.13(e), this Section 8.2 and Article X (other than Section 10.11), all of which shall survive termination of this Agreement), and there shall be no liability on the part of the Purchaser, the Seller or the Company or their respective managers, directors, employees, officers or Affiliates hereunder; provided, however, that no Party shall be relieved or released from any liabilities or damages arising out of any willful breach of this Agreement. For purposes of clarification, if the Purchaser does not close the Transactions in circumstances in which all of the closing conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived, such event shall be deemed to be a willful breach by the Purchaser of this Agreement. The Confidentiality Agreement shall survive the termination of this Agreement in accordance with its terms. Notwithstanding anything to the contrary in this Agreement, if an award of damages is sought against the Purchaser for any alleged willful breach of this Agreement by the Purchaser occurring prior to the termination of this Agreement, any such award of damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by the Seller, which benefit of the bargain (i.e., expectancy damages) shall be recoverable by the Seller. For the avoidance of doubt, in the event of a termination of this Agreement, the Financing Sources will have no liability to the Company, any of its Affiliates or any of its or their direct or indirect equityholders hereunder or otherwise relating to or arising out of the transactions contemplated hereby or any Financing (including for any willful breach); provided, that the foregoing shall not preclude any liability of the Financing Sources to the Company and its Affiliates under any definitive agreements relating to any Financing.

Article IX

Certain Tax Matters

Section 9.1           Transfer Taxes. The Purchaser shall pay and be responsible for, and shall indemnify and hold harmless the Seller from and against, all transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax and other similar Taxes with respect to the Transactions (collectively, "Transfer Taxes"), and any penalties, interest or other additions with respect to Transfer Taxes. The Purchaser and the Seller shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes and shall cooperate in good faith to minimize the amount of any such Transfer Taxes payable in connection herewith.

Section 9.2           Cooperation. Following the Closing, the Purchaser, the Seller and the Company shall cooperate with and make available to the other Parties, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing relating to any Pre-Closing Tax Period that are necessary or useful in connection with the preparation of any Tax Returns and any Tax inquiry, audit, investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose.

Article X
Miscellaneous

Section 10.1         No Survival of Representations and Warranties and Certain Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms contemplate performance in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article X (but in the case of Section 10.11, solely as applied to covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing). The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms or (ii) terminate as of the Closing.

Section 10.2         Acknowledgement by the Purchaser. The Purchaser acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their respective Representatives) that: (a) it has conducted to its satisfaction its own independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries and has been afforded satisfactory access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting such investigation and verification, (b) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with, arising out of, or with respect to the Transactions, (c) the Seller Representations constitute the sole and exclusive representations and warranties of the Seller in connection with, arising out of, or with respect to the Transactions, (d) except for the Company Representations and the Seller Representations, none of the Company, the Seller or any other Person makes, or has made, or will be purported or deemed to have made any other express or implied representation or warranty with respect to the Seller, the Company or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to the Purchaser or its Affiliates or Representatives in certain "data rooms," management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of the Company and its Subsidiaries or the Seller, and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of the Company and its Subsidiaries, or the quality, quantity or condition of the Company's or its Subsidiaries' assets) are specifically disclaimed by the Seller, the Company and its Subsidiaries and all other Persons (including the Representatives of the Company or its Subsidiaries and the Seller and its Affiliates and their respective Representatives) and (e) the Purchaser and its Affiliates are not relying on, and expressly disclaim any reliance on, any representations and warranties in connection with the Transactions except the Company Representations and the Seller Representations. In connection with the Purchaser's investigation of the Company and its Subsidiaries, the Purchaser has received projections and forward-looking statements or similar speculative financial models or assumptions, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information. The Purchaser acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans and that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Without limiting the foregoing provisions of this paragraph, the Purchaser hereby acknowledges and agrees that none of the Seller, the Company or its Subsidiaries or any of their respective current or former Affiliates or Representatives is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. The Purchaser further acknowledges and agrees that none of the Seller, the Company, its Subsidiaries or any other Person shall have or be subject to any liability to the Purchaser, the Company or any other Person resulting from the distribution to the Purchaser, or the Purchaser's use of, any such estimates, projections or forecasts or any other information, document or material provided to or made available to the Purchaser or its Affiliates or Representatives in certain "data rooms," management presentations or in any other form in expectation of the Transactions. Effective upon Closing, the Purchaser waives, on its own behalf and on behalf of its respective Affiliates, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the Seller and any of its current or former Affiliates or Representatives (other than the Company and its Subsidiaries) relating to the operation of the Company and its Subsidiaries or their respective businesses, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. The Purchaser acknowledges and agrees that it will not assert, institute or maintain any action, suit, claim, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 10.2. The Seller shall have the right to enforce this Section 10.2 on behalf of any Person that would be benefitted or protected by this Section 10.2 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable and were a material inducement to the Company and the Seller to enter into this Agreement and but for the foregoing agreements, neither the Company nor the Seller would have entered into this Agreement or consummated the Transactions.

Section 10.3         Acknowledgement by the Seller. The Seller acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their respective Representatives) that: (a) it has conducted to its satisfaction its own independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Purchaser, (b) the Purchaser Representations constitute the sole and exclusive representations and warranties of the Purchaser in connection with, arising out of, or with respect to the Transactions, including issuance of the Closing Stock Consideration, (c) except for the Purchaser Representations, neither the Purchaser nor any other Person makes, or has made, or will be purported or deemed to have made any other express or implied representation or warranty with respect to the Purchaser or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information including in any estimates, projections or forecasts or any other information, document or material provided to or made available to the Seller or its Affiliates or Representatives in expectation of the Transactions, including meetings, calls or correspondence with management of the Purchaser and its Subsidiaries, and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of the Purchaser, or the quality, quantity or condition of the Purchaser's assets) are specifically disclaimed by the Purchaser and its Subsidiaries and all other Persons (including the Representatives of the Purchaser or its Affiliates and their respective Representatives) and (d) the Seller and its Affiliates are not relying on, and expressly disclaim any reliance on, any representations and warranties in connection with the Transactions except the Purchaser Representations. Effective upon Closing, the Seller waives, on its own behalf and on behalf of its respective Affiliates, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the Purchaser and any of its current or former Affiliates or Representatives (including the Company and its Subsidiaries) relating to the operation of the Company and its Subsidiaries or their respective businesses, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. The Seller acknowledges and agrees that it will not assert, institute or maintain any action, suit, claim, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 10.3. The Purchaser shall have the right to enforce this Section 10.3 on behalf of any Person that would be benefitted or protected by this Section 10.3 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable and were a material inducement to the Purchaser to enter into this Agreement and but for the foregoing agreements, the Purchaser would not have entered into this Agreement or consummated the Transactions. Notwithstanding the foregoing, for the avoidance of doubt, nothing herein shall limit, modify or waive any rights the Seller, its Affiliates or equityholders may have in their capacity as stockholders of the Purchaser following the Closing.

Section 10.4         Fees and Expenses. Except as otherwise expressly provided herein, whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Transactions and this Agreement shall be paid by the Party incurring or required to incur such fees or expenses; provided, that the fees and expenses payable to the Paying Agent pursuant to the terms of the Paying Agent Agreement will be borne solely by the Purchaser.

Section 10.5         Amendment or Supplement. This Agreement may be amended or supplemented in any and all respects by written agreement of the Purchaser and the Seller by their duly authorized officers; provided, that such amendment or supplement is promptly delivered to the other Parties. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in Section 6.13, Section 8.2, Section 10.7, Section 10.9, Section 10.10, Section 10.11, Section 10.12, Section 10.20 and this Section 10.5 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of the provisions relating to the Financing Sources set forth in Section 6.13, Section 8.2, Section 10.7, Section 10.9, Section 10.10, Section 10.11, Section 10.12, Section 10.20 and this Section 10.5) may not be amended, modified, waived or terminated without the prior written consent of the Financing Sources.

Section 10.6         Waiver. At any time prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Seller and the Company, on the one hand, and the Purchaser, on the other hand, may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other Party(ies), (b) extend the time for the performance of any of the obligations or acts of the other Party(ies) or (c) waive compliance by the other Party(ies) with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party's conditions. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 10.7         Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties; provided that (a) prior to the Closing, the Purchaser may assign its rights hereunder (but not, for the avoidance of doubt, its obligations under Section 1.3(b)) to any of its wholly-owned Subsidiaries, and (b) following the Closing, each Party may assign its rights, interests and obligations hereunder (i) to its Affiliates and (ii) to any Financing Source pursuant to the terms of the Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Financing, but, in each case, such assignment shall not relieve such Party of its obligations or liabilities hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 10.7 shall be null and void.

Section 10.8         Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by electronic communication, facsimile or otherwise) to the other Parties.

Section 10.9         Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Disclosure Schedule and Exhibits hereto, together with the other instruments referred to herein, including the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for (i) the rights of the Indemnitees and the Seller under Section 6.8, (ii) the rights of the Seller's Affiliates and Representatives under Section 10.2, (iii) the rights of the Purchaser's Affiliates and Representatives under Section 10.3 (iv) the rights of the Retained Counsel under Section 10.17, (v) the rights of the Seller Releasees and the Purchaser Releasees under Section 10.19 and (vi) as otherwise expressly provided herein, is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder. Notwithstanding any of the foregoing, the provisions of Section 6.13, Section 8.2, Section 10.5, Section 10.7, Section 10.10, Section 10.11, Section 10.12, Section 10.20 and this Section 10.9 will inure to the benefit of the Financing Sources and their successors and assigns, each of whom are intended to be third-party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Financing Sources and their respective successors and assigns).

Section 10.10       Governing Law; Jurisdiction.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause or permit the application of the Laws (or any statutes of limitations) of any jurisdiction other than the State of Delaware.

(b)           Other than disputes submitted to the Valuation Firm pursuant to Section 2.2 (which shall be addressed in accordance with the procedures set forth in Section 2.2) (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) no Party shall attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)           Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 10.10 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article X. However, the foregoing shall not limit the right of a Party to effect service of process on another Party by any other legally available method.

(d)           Notwithstanding anything in this Agreement to the contrary but subject to Section 10.20, the Parties acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Transactions, the Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York sitting in the Borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their respective Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable debt commitment letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed by, construed in accordance with and enforced under the laws of the State of New York.

Section 10.11       Specific Enforcement. Irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, subject to Section 10.1, if for any reason the Purchaser, the Seller, or the Company shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement (excluding, for the avoidance of doubt, if the Closing has occurred, any failure to perform or breach for which the Parties have no liability under this Agreement pursuant to Section 10.1), then the Party seeking to enforce this Agreement against such nonperforming Party under this Agreement shall be entitled to specific performance and the issuance of injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at law or in equity. Prior to the Closing, to the extent any Party brings any action, claim, complaint or other proceeding, in each case, before any Governmental Authority to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended by (a) the amount of time during which such action, claim, complaint or other proceeding is pending, plus 20 Business Days, or (b) such other time period established by the court presiding over such action, claim, complaint or other proceeding. Subject to the rights of the parties to the definitive agreements for any Financing under the terms thereof, none of the Company and its Affiliates and their direct and indirect equityholders shall have any rights or claims (whether in contract or in tort or otherwise) against any Financing Source, solely in their respective capacities as lenders or arrangers in connection with the Financing, and in no event shall the Company, any of its Affiliates or its or their direct or indirect equityholders be entitled to directly seek the remedy of specific performance of this Agreement against any Financing Source; provided that, for the avoidance of doubt, (i) in no event shall any of the Transactions be conditioned or contingent upon the Financing or the receipt of any proceeds contemplated by the Financing and (ii) the foregoing shall not limit, modify or otherwise diminish the rights of the Seller and the Company to specific performance of the Purchaser's obligations to consummate the Transactions following the satisfaction or waiver of the conditions to Closing set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver at the Closing of those conditions).

Section 10.12       WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE), DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS OR THE FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING FINANCING SOURCES IN CONNECTION WITH THE FINANCING).

Section 10.13       Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via e-mail to the e-mail address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight delivery service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such Party:

If to the Purchaser, to:

Intercontinental Exchange, Inc.
5560 New Northside Drive
Atlanta, GA 30328
Attention:	General Counsel
Email:	legal-notices@theice.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attention:	Rory B. O'Halloran
Cody L. Wright
Email:	Rory.O'Halloran@Shearman.com
Cody.Wright@Shearman.com

If to the Company or the Seller (prior to the Closing), to:

Ellie Mae, Inc.
4420 Rosewood Drive, Suite 500
Pleasanton, CA 94588
Attention:	Boris Kogan, Vice President, Legal and Secretary
Email:	boris.kogan@elliemae.com

with copies (which shall not constitute notice) to:

c/o Thoma Bravo, L.P.
600 Montgomery Street, 20th Floor

San Francisco, CA 91444
Attention:	Holden Spaht and Brian Jaffee
Email:	hspaht@thomabravo.com and bjaffee@thomabravo.com

and

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention:	Theodore A. Peto, P.C.
Bradley C. Reed, P.C.
Peter Stach
Amelia Runyan Davis
Email:	tpeto@kirkland.com
bradley.reed@kirkland.com
peter.stach@kirkland.com
amelia.runyan@kirkland.com

If to the Company (after the Closing), to:

Intercontinental Exchange, Inc.
5560 New Northside Drive
Atlanta, GA 30328
Attention:	General Counsel
Email:	legal-notices@theice.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attention:	Rory B. O'Halloran
Cody L. Wright
Email:	Rory.O'Halloran@Shearman.com
Cody.Wright@Shearman.com

If to the Seller (after the Closing), to:

c/o Thoma Bravo, L.P.
600 Montgomery Street, 20th Floor
San Francisco, CA 91444
Attention:	Holden Spaht and Brian Jaffee
Email:	hspaht@thomabravo.com and bjaffee@thomabravo.com

and

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention:	Theodore A. Peto, P.C.
Bradley C. Reed, P.C.

Peter Stach
Amelia Runyan Davis
Email:	tpeto@kirkland.com
bradley.reed@kirkland.com
peter.stach@kirkland.com
amelia.runyan@kirkland.com

Section 10.14       Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 10.15       Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

"Acquired Companies" means the Company and each of its Subsidiaries, collectively, and "Acquired Company" means the foregoing individually.

"Acquisition Transaction" shall have the meaning set forth in Section 6.3.

"Adjustment Reference Time" means 12:01 a.m. Pacific Time on the Closing Date.

"Affiliate" means, as to any specified Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such specified Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided that, except for purposes of Section 3.22, Section 8.2 and Section 10.2, in no event shall the Company or any of its Subsidiaries be considered an Affiliate of any other portfolio company of any investment fund affiliated with the Existing Sponsor, nor shall any other portfolio company of any investment fund affiliated with the Existing Sponsor be considered to be an Affiliate of the Company or any of its Subsidiaries.

"Affiliate Contract" shall have the meaning set forth in Section 3.22.

"Agreement" shall have the meaning set forth in the preamble to this Agreement.

"Alternative Financing" shall have the meaning set forth in Section 6.12(b).

"Antitrust Laws" means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

"Audited Balance Sheet" shall have the meaning set forth in Section 3.8(a).

"Balance Sheet Date" shall have the meaning set forth in Section 3.8(a).

"Base Cash Purchase Price" shall have the meaning set forth in Section 2.1(b).

"Business Day" means a day except a Saturday, a Sunday or other day on which the banks in San Francisco, California or New York, New York are authorized or required by Law to be closed.

"Business IP" means all (i) Intellectual Property used in, held for use in, or necessary for the operation of any Acquired Company's business as currently conducted and (ii) Company Intellectual Property.

"CARES Act" means the Coronavirus Aid, Relief, and Economic Security Act.

"Cash" means, as of any specified time, cash, cash equivalents (including deposits in transit or checks, in each case, that have been received but not yet cleared, automatic drafts from customer accounts initiated prior to such time and credit card receivables) and marketable securities (including certificates of deposit), less any declared and unpaid cash dividends, outstanding checks and overdrafts.

"Cash Amount" means, as of the Adjustment Reference Time, all Cash of the Company and its Subsidiaries at such time.

"Clayton Act" means the Clayton Act of 1914.

"Closing" shall have the meaning set forth in Section 1.2.

"Closing Date" shall have the meaning set forth in Section 1.2.

"Closing Cash Purchase Price" shall have the meaning set forth in Section 2.1(b).

"Closing Statement" shall have the meaning set forth in Section 2.1(a).

"Closing Stock Consideration" means (i) 18,361,137 shares of Purchaser Common Stock so long as the Purchaser Common Stock Price is equal to or greater than $95.31, (ii) if the Purchaser Common Stock Price is (x) less than $95.31 and (y) greater than $71.48, then a number of shares of Purchaser Common Stock equal to (A) $1,750,000,000 divided by (B) the Purchaser Common Stock Price, and (iii) if the Purchaser Common Stock Price is equal to or less than $71.48, then 24,481,516 shares of Purchaser Common Stock.

"Code" means the Internal Revenue Code of 1986.

"Collective Bargaining Agreement" shall have the meaning set forth in Section 3.17(a).

"Company" shall have the meaning set forth in the preamble to this Agreement.

"Company Charter Documents" means the amended and restated certificate of incorporation and bylaws of the Company.

"Company Class A Common Stock" means the Class A Common Stock of the Company, par value $0.001 per share.

"Company Class B Common Stock" means the Class B Common Stock of the Company, par value $0.001 per share.

"Company Employee" shall have the meaning set forth in Section 6.10(a).

"Company Intellectual Property" means any Intellectual Property that is owned or purported to be owned by any Acquired Company.

"Company Material Adverse Effect" means any change, event, violation, inaccuracy, effect or circumstance (each, an "Effect") that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (A) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) would reasonably be expected to prevent or materially impair the consummation by the Company or the Seller of the Transactions; provided, however, that, with respect to clause (A) only, none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i)           changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

(ii)          any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any governmental entity affecting a national or federal government as a whole;

(iii)         any actual or potential break-up of any existing political or economic union of or within any country or countries or any actual or potential exit by any country or countries from, or suspension or termination of its or their membership in, any such political or economic union;

(iv)         changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(v)          changes in conditions in the industries in which the Acquired Companies generally conduct business, including changes in conditions in the software and mortgage industries;

(vi)         changes in regulatory, legislative or political conditions in the United States or any other country or region in the world;

(vii)        any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

(viii)       earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, pandemics (including without limitation, relating to Coronavirus, any Coronavirus Measures or any other health, safety or similar matters) and other force majeure events in the United States or any other country or region in the world;

(ix)         changes or proposed changes in GAAP or other accounting standards or in any applicable Laws (or the enforcement or interpretation of any of the foregoing);

(x)          any Effect resulting from the announcement of this Agreement or the pendency of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, customers, partners, vendors or any other third Person (other than for purposes of any representation or warranty contained in Section 3.3, as modified by the Disclosure Schedule);

(xi)         the compliance by any Party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement;

(xii)        any action taken or refrained from being taken, in each case to which the Purchaser has expressly approved, consented to or requested in writing following the date of this Agreement;

(xiii)       any failure, in and of itself, by the Acquired Companies to meet (A) any estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xiv)       the availability or cost of equity, debt or other financing to the Purchaser;

(xv)        any matters expressly disclosed in the Disclosure Schedule;

except, in each case of clauses (i) through (ix), to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

"Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, any Acquired Company.

"Company Representations" means the representations and warranties set forth in Article III of this Agreement, as modified by the Disclosure Schedule. For the avoidance of doubt, the Company Representations are solely made by the Company.

"Company Securities" shall have the meaning set forth Section 3.5(b).

"Company Shares" shall have the meaning set forth in the recitals to this Agreement.

"Confidentiality Agreement" means the Mutual Confidentiality Agreement, dated June 27, 2020, by and between Intercontinental Exchange Holdings, Inc., a Delaware corporation, and the Seller.

"Consent" shall have the meaning set forth in Section 3.4.

"Contract" means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract or other agreement.

"Coronavirus" means SARS-CoV-2 or any diseases or infections resulting therefrom, including COVID-19 and any mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

"Coronavirus Measures" means any quarantine, "shelter in place," "stay at home," workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to Coronavirus, including, but not limited to, the CARES Act.

"D&O Claim" shall have the meaning set forth in Section 6.8(a).

"Data Security Requirements" means the Acquired Companies' policies and all applicable Laws, Contracts, rules and regulations related to data privacy and data security.

"Debt Commitment Letter" shall have the meaning set forth in Section 5.5(a).

"Disclosure Schedule" shall have the meaning set forth in the preamble to Article III.

"Effect" shall have the meaning set forth in the definition of Company Material Adverse Effect.

"Ellie Mae" means, collectively, Ellie Mae, Inc., an indirect wholly-owned Subsidiary of the Company, and its Subsidiaries.

"Ellie Mae, Inc." means Ellie Mae, Inc., a Delaware corporation.

"Employee Plans" shall have the meaning set forth in Section 3.16(a).

"Employment Laws" shall have the meaning set forth in Section 3.17(b).

"Enforceability Limitations" shall have the meaning set forth in Section 3.2.

"Environmental Laws" means any applicable Law relating to pollution, the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any Person with respect to Hazardous Substances or otherwise relating to the production, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances, or the investigation, clean-up or remediation thereof.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"ERISA Affiliate" shall have the meaning set forth in Section 3.16(b).

"Estimated Cash Amount" shall have the meaning set forth in Section 2.1(a)(i).

"Estimated Indebtedness Amount" shall have the meaning set forth in Section 2.1(a)(i).

"Estimated Transaction Expenses" shall have the meaning set forth in Section 2.1(a)(i).

"Exchange Act" means the Securities Exchange Act of 1934.

"Existing D&O Policy" shall have the meaning set forth in Section 6.8(c).

"Existing Sponsor" means Thoma Bravo, L.P.

"Federal Trade Commission Act" means the Federal Trade Commission Act of 1914.

"Final Closing Cash Purchase Price" shall have the meaning set forth in Section 2.1(c).

"Financial Statements" shall have the meaning set forth in Section 3.8(a).

"Financing" means any debt or other financings to be obtained by the Purchaser in connection with the Transactions, including any credit facilities or capital market debt financing.

"Financing Sources" means the agents, arrangers, underwriters, purchasers, lenders or other Persons that have committed to provide or arrange or otherwise entered into agreements in connection with the Financing, including the parties to any commitment letter or engagement letter in respect of the Financing or to any joinder agreements, indentures, credit agreements or other agreements entered into pursuant thereto or relating thereto, together with their and their Affiliates' current, former and future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives involved in the Financing and the successors and assigns of each of the foregoing; provided that, for the avoidance of doubt, in no event will the Purchaser or any of its Affiliates or Subsidiaries be considered or deemed to be a Financing Source.

"Fraud" means, an intentional and knowing misrepresentation by a Party in the making of a representation or warranty contained in this Agreement or in any certificate executed and delivered by such Party pursuant to the terms of this Agreement that constitutes actual (and not constructive or equitable) common law fraud under the laws of the state of Delaware. A Person will be liable for or as a result of a Party's Fraud only if such Person had actual knowledge of such Party's Fraud

"Fundamental Representations" shall have the meaning set forth in Section 7.2(a)(i).

"GAAP" means generally accepted accounting principles, consistently applied, in the United States.

"Governmental Authority" means any government, governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal, arbitrator (public or private) or judicial body, in each case whether federal, state, county or provincial, and whether local or foreign.

"Hazardous Substance" means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as "hazardous," "pollutant," "contaminant," "toxic" or "radioactive," including petroleum and petroleum products, polychlorinated biphenyls and friable asbestos.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

"Indebtedness" means any of the following liabilities or obligations: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities pursuant to or in connection with letters of credit or banker's acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (iv) liabilities pursuant to capitalized leases classified as finance leases under ASC 842; (v) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (vi) deferred purchase price liabilities related to past acquisitions; (vii) payment obligations arising in connection with earnouts or other contingent payment obligations under Contracts (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the Knowledge of the Company, threatened); (viii) indebtedness of others guaranteed by any Acquired Company or secured by any lien or security interest on the assets of any Acquired Company; (ix) any outstanding equity-based or other long-term incentive awards (including cash-based awards and retention awards) of the Acquired Companies held by any current or former employees or other service providers of the Acquired Companies and (x) the amount of any and all employer-portion of employment Taxes of any Acquired Company deferred under the CARES Act. Notwithstanding the foregoing, Indebtedness does not include (A) leases classified as operating leases under ASC 842, (B) any intercompany obligations between or among the Company or any of its Subsidiaries, (C) Taxes (other than clause (x) herein), (D) any Transaction Expenses and (E) any letters of credit, performance bonds, bankers acceptances or similar obligations if not drawn upon, unless, notwithstanding the definition of Adjustment Reference Time, drawn as a consequence of the consummation of the Transactions. For the avoidance of doubt, Indebtedness will exclude any employment, payroll, social security, unemployment or other similar Taxes required to be paid by the Company or any of its Subsidiaries in connection with any payments or obligations included in this definition (other than clause (x) herein).

"Indebtedness Amount" means the Indebtedness of the Acquired Companies as of the Adjustment Reference Time.

"Indemnitee(s)" shall have the meaning set forth in Section 6.8(a).

"Information System" means software, hardware, computer and telecommunications equipment and other information technology and related systems, in each case used or held for use in the operation of any of the Acquired Companies.

"Inside Date" means the date that is 45 days after the date of this Agreement.

"Intellectual Property" means the rights associated with the following: (i) all United States and foreign patents and applications therefor ("Patents"); (ii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world ("Copyrights"); (iii) trademarks, service marks, trade dress rights, Internet domain names and similar designation of origin and rights therein ("Marks"); (iv) all rights in mask works, and all mask work registrations and applications therefor; (v) rights in trade secrets and confidential information, (vi) database rights and all rights in data and data collections; and (vii) any other intellectual property or proprietary rights or similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

"International Employee Plans" has the meaning set forth in Section 3.16(a).

"IRS" means the U.S. Internal Revenue Service.

"Knowledge" of the Company, with respect to any matter in question, means the actual knowledge of the Ellie Mae's Chief Executive Officer; Chief Financial Officer, Chief Operating Officer, Senior Vice President of People, Chief Security Officer and Vice President of Legal, in each case after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question. With respect to matters involving Intellectual Property, Knowledge does not require any Acquired Company, or any of its directors, officer or employees, to have conducted or have obtained any freedom-to-operate opinions or any Patent, trademark or other Intellectual Property clearance searches, and if not conducted or obtained, no knowledge of any third Person Patents, trademarks or other Intellectual Property that would have been revealed by such opinions or searches will be imputed to any Acquired Company or any of its directors, officers or employees.

"Laws" means all laws, acts, statutes, ordinances, codes, regulations, rules, directives, decrees, judgments, injunctions and orders of Governmental Authorities.

"Lease" shall have the meaning set forth in Section 3.12(b).

"Leased Real Property" shall have the meaning set forth in Section 3.12(b).

"Legal Proceeding" means any claim, action, charge, lawsuit, litigation, investigation (to the Knowledge of the Company, as used in relation to the Company) or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

"Lien" means any pledge, hypothecation, claim, lien, charge, encumbrance, license, deed of trust, mortgage, easement, encroachment, right of way, right of first refusal, right of first offer, security interest, or any other encumbrance of any kind or nature whatsoever in or on any asset, property or property interest.

"Material Contract" means any of the following Contracts:

(i)            any employment, management, severance, retention, transaction bonus, change in control compensation, individual consulting, relocation, repatriation or expatriation Contract not terminable at will by an Acquired Company pursuant to which a Acquired Company has continuing obligations as of the date hereof with any executive officer or other employee at the vice president level or above, or any member of the Board of Directors of the Company or of Ellie Mae;

(ii)           any material Contract with (A) each of the 25 largest customers of the Acquired Companies (the "Material Customers") and (B) each of the ten largest commercial vendors of the Acquired Companies (the "Material Suppliers"), in each case by dollar amount for the fiscal year ending December 31, 2019;

(iii)          any Contract under which any of the Acquired Companies uses or has the right to use any Intellectual Property licensed from third parties which is material to the business or under which any of the Acquired Companies grants any third party a license to use material Company Intellectual Property, including in each case that provides for payments by or to the Company in excess of $5,000,000 per annum (other than nonexclusive, "off-the-shelf" software licenses and maintenance and customer, reseller, support and professional services Contracts by the Company in the ordinary course of business);

(iv)          any Contract containing any covenant or other provision (A) limiting the right of any of the Acquired Companies to engage in any material line of business or to compete with any Person in any line of business that is material to the Acquired Companies; or (B) containing and limiting the right of the Acquired Companies pursuant to any "most favored nation" or "exclusivity" provisions, in each case of the above other than any such Contracts that (1) may be cancelled without material liability to any Acquired Company upon notice of 90 days or less, or (2) are not material to the Acquired Companies;

(v)           any Contract (A) relating to the disposition or acquisition of assets by the Acquired Companies with a value greater than $7,000,000 after the date hereof (or prior to the date hereof, to the extent any material unresolved claims or actual or contingent express obligations of any party thereunder remain) other than in the ordinary course of business; or (B) pursuant to which the Acquired Companies will acquire any material ownership interest in any other Person or other business enterprise;

(vi)          any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $10,000,000 other than (A) accounts receivables and payables in the ordinary course of business; (B) obligations incurred pursuant to business credit cards in the ordinary course of business and (C) extensions of credit to customers in the ordinary course of business;

(vii)         any Lease or Sublease set forth in Section 3.12(b) or Section 3.12(c) of the Disclosure Schedule;

(viii)        any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Transaction;

(ix)          any Contract providing for cash severance payments in excess of $150,000;

(x)           any Contract providing for indemnification of any officer, director or employee by any of the Acquired Companies, other than Contracts entered into on substantially the same form as the Acquired Companies' standard forms previously made available to the Purchaser;

(xi)          any Contract that is an agreement in settlement of a dispute that imposes material obligations on any of the Acquired Companies involving (A) a payment in excess of $1,000,000 or (B) any material ongoing requirements or restrictions on any of the Acquired Companies, in each case, after the date hereof;

(xii)         any Contract that is a Collective Bargaining Agreement; and

(xiii)        any Contract that involves a joint venture entity, limited liability company or legal partnership (excluding, for avoidance of doubt, reseller agreements and other commercial agreements that do not involve the formation of an entity with any third Person).

"Material Customer" shall have the meaning set forth in the definition of Material Contract.

"Material Supplier" shall have the meaning set forth in the definition of Material Contract.

"Nonparty Affiliates" shall have the meaning set forth in Section 10.19(a).

"Non-Solicitation and Confidentiality Agreement" means a non-solicitation and confidentiality agreement substantially the form attached hereto as Exhibit C.

"NYSE Rules" means the rules and regulations of the New York Stock Exchange.

"Objections Statement" shall have the meaning set forth in Section 2.2(c).

"Outside Date" means the date that is six calendar months following the date of this Agreement; provided, however, that if on such date the conditions set forth in Section 7.1(a) or Section 7.1(b) (in the case of Section 7.1(b), to the extent the matter giving rise to the non-satisfaction is related to Antitrust Laws)) have not been satisfied, then the Outside Date shall automatically be extended to, and mean, the date that is twelve calendar months following the date of this Agreement.

"Owned Real Property" means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Acquired Companies.

"Party" shall have the meaning set forth in the recitals to this Agreement.

"Paying Agent" means SRS Acquiom.

"Paying Agent Agreement" means a paying agent agreement by and among the Purchaser, the Seller and the Paying Agent, in a form to be mutually agreed upon among by the Purchaser, the Seller and the Paying Agent.

"Permits" shall have the meaning set forth in Section 3.18.

"Permitted Liens" means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers', workmen's, warehouseman's, repairmen's, materialmen's or other liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) liens imposed by applicable Law (other than Tax Law); (v) pledges or deposits to secure obligations pursuant to workers' compensation laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use or value of the applicable property owned, leased, used or held for use by any Acquired Company; (viii) licenses to Company Intellectual Property; (ix) any other liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, have a material effect on the Acquired Companies, taken as a whole; (x) statutory, common law or contractual liens (or other encumbrances of any type) of landlords or liens against the interests of the landlord or owner of any Leased Real Property unless caused by any Acquired Company; (xi) Liens set forth on Section 10.15(a) of the Disclosure Schedule; or (xii) liens (or other encumbrances of any type) that do not materially and adversely affect the use or operation of the property subject thereto.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof.

"Personally Identifiable Information" means any information (a) that identifies an individual, including any information that is defined as "personal data", "personally identifiable information", "personal information", "protected health information" or "sensitive personal information" under any applicable Law; or (b) from which identification or contact information of an individual can be derived.

"Pre-Closing Tax Period" means a taxable period ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

"Preliminary Statement" shall have the meaning set forth in Section 2.2(a).

"Prior Plan" shall have the meaning set forth in Section 6.10(b).

"Purchased Shares" shall have the meaning set forth in the recitals to this Agreement.

"Purchaser" shall have the meaning set forth in the preamble to this Agreement.

"Purchaser Common Stock" means the common stock, par value $0.01 per share, of the Purchaser.

"Purchaser Common Stock Price" means the arithmetic average of the daily intra-day volume-weighted average price of one share of Purchaser Common Stock on the New York Stock Exchange (or, if the New York Stock Exchange ceases to be the primary exchange for Purchaser Common Stock, then the primary exchange on which Purchaser Common Stock is traded) (as reported by Bloomberg) during the regular trading session (and excluding pre-market and after-hours trading) over the ten consecutive trading days ending on the trading day that is two trading days immediately preceding the Closing Date.

"Purchaser Fundamental Representations" shall have the meaning set forth in Section 7.3(a)(i).

"Purchaser Material Adverse Effect" means any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Purchaser Material Adverse Effect, (A) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Purchaser and its Subsidiaries, taken as a whole, or (B) would reasonably be expected to prevent or materially impair the consummation by the Purchaser of the Transactions; provided, however, that, with respect to clause (A) only, none of the following (by itself or when aggregated) will be deemed to be or constitute a Purchaser Material Adverse Effect or will be taken into account when determining whether a Purchaser Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i)            changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

(ii)           any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any governmental entity affecting a national or federal government as a whole;

(iii)          any actual or potential break-up of any existing political or economic union of or within any country or countries or any actual or potential exit by any country or countries from, or suspension or termination of its or their membership in, any such political or economic union;

(iv)          changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(v)           changes in conditions in the industries in which the Purchaser and its Subsidiaries conduct business, including changes in conditions in the trading and clearing, listing, data services and mortgage industries;

(vi)          changes in regulatory, legislative or political conditions in the United States or any other country or region in the world;

(vii)         any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

(viii)        earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, pandemics (including without limitation, relating to Coronavirus, any Coronavirus Measures or any other health, safety or similar matters) and other force majeure events in the United States or any other country or region in the world;

(ix)          changes or proposed changes in GAAP or other accounting standards or in any applicable Laws (or the enforcement or interpretation of any of the foregoing);

(x)           any Effect resulting from the announcement of this Agreement or the pendency of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Purchaser and its Subsidiaries with employees, suppliers, customers, partners, vendors or any other third Person (other than for purposes of any representation or warranty contained in Section 5.2(b));

(xi)          the compliance by any Party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement;

(xii)         any action taken or refrained from being taken, in each case to which the Company or the Seller has expressly approved, consented to or requested in writing following the date of this Agreement; and

(xiii)        any failure, in and of itself, by the Purchaser to meet (A) any estimates or expectations of the Purchaser's revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Purchaser Material Adverse Effect and may be taken into consideration when determining whether a Purchaser Material Adverse Effect has occurred);

except, in each case of clauses (i) through (ix), to the extent that such Effect has had a materially disproportionate adverse effect on the Purchaser relative to other companies of a similar size operating in the industries in which the Purchaser and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Purchaser Material Adverse Effect has occurred.

"Purchaser Preferred Stock" shall have the meaning set forth in Section 5.9(a).

"Purchaser Released Claims" shall have the meaning set forth in Section 10.19(b).

"Purchaser Releasee" shall have the meaning set forth in Section 10.19(c).

"Purchaser Releasor" shall have the meaning set forth in Section 10.19(b).

"Purchaser Representations" means the representations and warranties set forth in Article V of this Agreement.

"Purchaser SEC Documents" shall have the meaning set forth in Section 5.14(a).

"Purchaser Stock Plans" shall have the meaning set forth in Section 5.9(a).

"Registered Intellectual Property" means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); and (iii) registered Copyrights and applications for Copyright registration.

"Registration Rights Agreement" means a registration rights agreement substantially in the form attached hereto as Exhibit D.

"Remedial Action" shall have the meaning set forth in Section 6.4(d).

"Representatives" means, with respect to any Person, the advisors, attorneys, accountants, consultants or other representatives (in each case solely to the extent acting in such capacity on behalf of such Person) retained by such Person or any of its controlled Affiliates, together with directors, managers, officers and employees of such Person and its Subsidiaries.

"Restraints" shall have the meaning set forth in Section 7.1(b).

"Retained Counsel" shall have the meaning set forth in Section 10.17.

"SEC" means the United States Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933.

"Seller" shall have the meaning set forth in the preamble to this Agreement.

"Seller Plan" means all "employee benefit plans" (as defined in Section 3(3) of ERISA) whether or not subject to ERISA; and (ii) all other material employment, bonus, benefit, incentive (or other equity-based or long-term incentive) compensation, profit sharing, savings, retirement, disability, insurance, employee loan, vacation, deferred compensation, employment, individual consulting, severance, termination, retention, change in control compensation and other similar material fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or binding arrangements (whether or not in writing) maintained or contributed to for the benefit of any current or former employee, individual independent contractor, officer or director of the Acquired Companies and with respect to which the Seller has any current material liability, contingent or otherwise.

"Seller Released Claims" shall have the meaning set forth in Section 10.19(c).

"Seller Releasee" shall have the meaning set forth in Section 10.19(b).

"Seller Releasor" shall have the meaning set forth in Section 10.19(c).

"Seller Representations" means the representations and warranties set forth in Article IV of this Agreement, as modified by the Disclosure Schedule. For the avoidance of doubt, the Seller Representations are made solely by the Seller.

"Seller Reserve Fund" shall have the meaning set forth in Section 1.4.

"Sherman Act" means the Sherman Antitrust Act of 1890.

"Straddle Period" means any taxable period that includes, but does not end on, the Closing Date. In the case of any Taxes that are imposed on or with respect to income, gains, receipts, sales or payments and are payable for a Straddle Period, the portion of such Taxes related to the Pre-Closing Tax Period shall be deemed equal to the amount that would be payable if the relevant Tax period ended on and included the Closing Date, and in the case of any other Taxes for a Straddle Period, the portion of such Taxes related to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period prior to and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

"Sublease" shall have the meaning set forth in Section 3.12(c).

"Subsidiary" when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

"Successor Plan" shall have the meaning set forth in Section 6.10(b).

"Systems and Protected Information" shall have the meaning set forth in Section 3.14(h).

"Tail Coverage" shall have the meaning set forth in Section 6.8(c).

"Tax" or "Taxes" means all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties and other charges in the nature of a tax, and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any of the foregoing.

"Tax Returns" means any return, report, claim for refund, information return or statement filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Trade Control Laws" shall have the meaning set forth in Section 3.24(a)(i).

"Transaction Expenses" means, solely to the extent incurred prior to the Closing and that remain unpaid as of to the Adjustment Reference Time, and without duplication, an amount equal to (i) all out-of-pocket costs, fees and expenses incurred in connection with or in anticipation of the negotiation, execution and delivery of this Agreement or the consummation of the Transactions to the extent any of such costs, fees and expenses are payable or reimbursable by any of the Acquired Companies, including any brokerage fees, commissions, finders' fees or financial advisory fees so incurred and any fees and expenses of legal counsel, accountants, consultants or other experts or advisors so incurred and (ii) any bonuses, severance or other payment that becomes payable by any Acquired Company to any present or former director, officer, employee or consultant thereof as a result of the execution of this Agreement or the consummation of the Transactions, including pursuant to any employment agreement, benefit plan or any other Contract, in each case, other than any payment that is triggered by any further action by the Acquired Companies which occurs following the Closing (including any termination of employment). For the avoidance of doubt, Transaction Expenses will exclude (A) any fees or expenses incurred by the Purchaser or any of its financial advisors, attorneys, accountants, consultants or other Representatives, (B) any employment, payroll, social security, unemployment or other similar Taxes required to be paid by the Company or any of its Subsidiaries in connection with any payments or obligations included in this definition and (C) any Indebtedness.

"Transactions" means, collectively, this Agreement and the transactions contemplated hereby.

"Transfer Taxes" shall have the meaning set forth in Section 9.1.

"Treasury Regulations" means the United States Department of Treasury regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

"Valuation Firm" means Duff & Phelps or, if such firm is not willing to serve as the Valuation Firm as contemplated hereby, another firm with similar capabilities and reputation to such firm that is selected by the Seller (with the consent of the Purchaser, such consent not to be unreasonably withheld or delayed).

"Waived 280G Benefits" shall have the meaning set forth in Section 6.10(d).

"WARN Act" means the Worker Adjustment Retraining Notification Act of 1988, as amended.

"280G Approval" shall have the meaning set forth in Section 6.10(d).

Section 10.16             Interpretation.

(a)           When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, an Exhibit to or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to "$" and dollars in this Agreement shall mean United States dollars unless otherwise specifically provided. The word "shall" denotes a directive and obligation, and not an option. As used in this Agreement "willful breach" shall mean a breach of any representation, warranty, covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by a party with the actual knowledge that the taking of such act or failure to act would cause a breach. All terms defined in this Agreement shall have such defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and the rules and regulations promulgated thereunder. References to a Person are also to its permitted assigns and successors. For purposes of this Agreement, if the Company, the Seller or a Person acting on its or their behalf posts a document to the online data room hosted on behalf of the Seller, the Company and/or its Subsidiaries at datasiteone.merrillcorp.com, such document shall be deemed to have been "delivered", "furnished" or "made available" (or any phrase of similar import) to the Purchaser by the Seller and the Company, as applicable, if Representatives of the Purchaser had permissions in such data room to view such document at least 24 hours prior to the execution and delivery of this Agreement by all Parties. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

(b)            The Disclosure Schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV or to one or more of the covenants contained in Article VI, except that any information set forth in one section of the Disclosure Schedule shall be deemed to apply to all other sections or subsections thereof to the extent that such information is reasonably apparent on the face of such disclosure.

(c)            The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any item in the Disclosure Schedule is not intended to imply that the amounts specified, higher or lower amounts, or the items so included are material or threatened or are within or outside of the ordinary course of business. The information contained in this Agreement and in the Disclosure Schedule and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract).

Section 10.17             Provision Respecting Legal Representation. It is acknowledged by each of the Parties, on its own behalf and on behalf of its respective managers, directors, equityholders, members, partners, officers, employees and Affiliates, that the Company and the Seller have retained Kirkland & Ellis LLP and its affiliated entity Kirkland & Ellis International LLP (the "Retained Counsel") to act as their counsel in connection with the Transactions and that the Retained Counsel has not acted as counsel for any other Party in connection with the Transactions and that none of the other Parties has the status of a client of the Retained Counsel for conflict of interest or any other purposes as a result thereof. The Purchaser and the Company and their respective Subsidiaries hereby agree, on their own behalf and on behalf of their respective managers, directors, equityholders, members, partners, officers, employees and Affiliates, that, in the event that a dispute arises after the Closing between the Purchaser, the Company, and/or its Subsidiaries on the one hand, and the Seller and/or any of its Affiliates, on the other hand, the Retained Counsel may represent the Seller and/or its Affiliates in such dispute even though the interests of the Seller or its Affiliates may be directly adverse to the Purchaser, the Company or its Subsidiaries, and even though the Retained Counsel may have represented the Company or its Subsidiaries in a matter substantially related to such dispute. The Purchaser and the Company further agree that, as to all communications among the Retained Counsel, the Seller, any Affiliates of the Seller, the Company and/or its Subsidiaries that relate in any way to the Transactions, the attorney–client privilege and the expectation of client confidence belongs to the Seller and shall not pass to or be claimed by the Purchaser, the Company or any of their Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser, the Company or any of their Subsidiaries and a third party (other than a Party or any of their respective Affiliates) after the Closing, the Company and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by the Retained Counsel to such third party or the use thereof by the Retained Counsel in connection with its representation of a Party in such dispute; provided, however, that neither the Company nor its Subsidiaries may waive such privilege without the prior written consent of the Seller.

Section 10.18             Delivery by Electronic Transmission. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, ..gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party or to any such contract, each other Party or thereto shall re–execute original forms thereof and deliver them to all other Parties. No Party to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, ..jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such Party forever waives any such defense.

Section 10.19             Non-Recourse; Release.

(a)           Except as expressly set forth in this Agreement or any other transaction documents, all claims, obligations, liabilities or causes of action (whether in contract or in tort, in Law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) and the Transactions, may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as the Parties and no Person who is not a Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Party, or any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the "Nonparty Affiliates"), will have any liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the Transactions or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach of this Agreement and the Transactions, and, to the maximum extent permitted by Law, each Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Notwithstanding the foregoing, this Section 10.19(a) will not limit claims with respect to Fraud to the extent expressly provided by the last sentence of the definition thereof.

(b)          Without limiting the foregoing, effective as of the Closing Date, each of the Purchaser and the Company (each a "Purchaser Releasor"), on behalf of itself and its respective past, present and future officers, directors, equityholders, managers, members, partners, employees, Subsidiaries and Affiliates (other than, for the avoidance of doubt, in the case of the Company, the Seller), and each of their respective successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, the Seller and each of its respective past, present and future officers, managers, directors, equityholders, partners, members, employees, counsel and agents (each, a "Seller Releasee") of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which such Purchaser Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever arising in connection with any Seller Releasee's capacity as an equityholder, officer, director, manager, employee, advisor or consultant of the Company or any of its Affiliates or Subsidiaries, including any claim related to, arising out of or with respect to any actual or alleged breach of any duties (including fiduciary duties) (the "Purchaser Released Claims"). Each Purchaser Releasor shall not, and shall cause its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, not to, assert any Purchaser Released Claim against the Seller Releasees. For the avoidance of doubt, this Section 10.19(b) shall not operate as a release or compromise of (i) obligations of the Seller or its Affiliates under this Agreement or under any agreement entered into pursuant to this Agreement (including pursuant to Section 6.14) or (ii) for any claim with respect to Fraud.

(c)           Without limiting the foregoing, effective as of the Closing Date, the Seller (the "Seller Releasor"), on behalf of itself and its respective past, present and future officers, directors, equityholders, managers, members, partners, employees, Subsidiaries and Affiliates (other than, for the avoidance of doubt, the Company), and each of their respective successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, each of the Purchaser and the Company and each of their respective past, present and future officers, managers, directors, equityholders, partners, members, employees, counsel and agents (each, a "Purchaser Releasee") of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which the Seller Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever arising in connection with any Purchaser Releasee's capacity as an equityholder, officer, director, manager, employee, advisor or consultant of the Company or any of its Affiliates or Subsidiaries, including any claim related to, arising out of or with respect to any actual or alleged breach of any duties (including fiduciary duties) (the "Seller Released Claims"). The Seller Releasor shall not, and shall cause its officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, not to, assert any Seller Released Claim against the Purchaser Releasees. For the avoidance of doubt, this Section 10.19(c) shall not operate as a release or compromise of any rights (i) to indemnification under or related to any indemnification or exculpation obligations set forth in the Company's or its Subsidiaries' organizational documents or otherwise, (ii) rights or claims under the Existing D&O Policy or any tail policy in respect thereof, (iii) obligations of the Company, the Purchaser or its Affiliates under this Agreement or under any agreement entered into pursuant to this Agreement, (iii) the rights of any Seller Releasees to compensation (in the form of wage, salary or bonus compensation) and/or other benefits in their respective capacities as employees or independent contractors of the Seller, the Company or their respective Subsidiaries or (iv) for any claim with respect to Fraud.

Section 10.20             No Liability of Financing Sources. None of the Financing Sources will have any liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Financing or otherwise, whether at law or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder; provided, that nothing in this Section 10.20 shall limit the rights of the Company and its Affiliates from and after the Closing Date under any debt commitment letter or the definitive agreements executed and delivered in connection with any Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Company and/or its Affiliates are party thereto.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Stock Purchase Agreement to be duly executed and delivered as of the date first above written.

ELLIE MAE PARENT, LP

By:	/s/ Jonathan H. Corr
Name: Jonathan H. Corr
Its: President and Chief Executive Officer

ELLIE MAE INTERMEDIATE HOLDINGS I, INC.

By:	/s/ Jonathan H. Corr
Name: Jonathan H. Corr
Its: President and Chief Executive Officer

[Signature page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Stock Purchase Agreement to be duly executed and delivered as of the date first above written.

INTERCONTINENTAL EXCHANGE, INC.

By:	/s/ Benjamin R. Jackson
Name: Benjamin R. Jackson
Its: President

[Signature page to Stock Purchase Agreement]